As filed with the Securities and Exchange Commission on January 5, 2005         Registration No. 333-115846

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
AMENDMENT NUMBER THREE

Registration Statement under the Securities Act of 1933

JEFFERSON CAPITAL INTERESTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	6141-02	20-0217392
State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number

4355 12th Street, N.E., Naples, Florida 34120 (239) 304-5460
(Address and telephone number of principal executive offices)

Corporate Creations Network, Inc., 8812 Monard Drive, Silver Spring, Maryland 20910
(Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

Title of Each Class	Amount	Proposed Maximum	Proposed Maximum	Amount of
of Securities	to be Registered	Offering Price Per	Aggregate Offering	Registration
to be Registered		Share	Price	Fee(1)

Common stock, $.001 par value	2,000,000	$ 3.00	$ 6,000,000	$ 760.20

(1)     This registration fee is calculated based on the price of the securities being registered in accordance with Rule 457(o).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a), of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Subject to completion, dated December 23 , 2004

PRELIMINARY PROSPECTUS

JEFFERSON CAPITAL INTERESTS, INC.

2,000,000 Shares
Common Stock

        We are going to offer up to 2,000,000 shares of our common stock for up to $6,000,000 in proceeds from the offering. The offering will be made by our officers and directors on a best efforts basis. There is no minimum offering amount and proceeds will be utilized as received from the sale of shares. Prior to this offering, there has been no public trading market for our securities. The public offering price will be $3.00 per share and will be offered on a self-underwritten basis. This offering will expire one year from the date of this Prospectus.

_________________

THE COMMON STOCK BEING OFFERED INVOLVES A HIGH DEGREE OF RISK.
SEE “RISK FACTORS” COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN
FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
THE COMMON STOCK BEING OFFERED IS NOT LISTED ON ANY NATIONAL
SECURITIES MARKET.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.
WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED
WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS
PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT
SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER
OR SALE IS NOT PERMITTED.

	Price to Public	Underwriting Commission	Proceeds to Company
Per Share	$3.00	$0.00	$3.00
Total	$6,000,000.00	$0.00	$6,000,000.00

The date of this preliminary Prospectus is January 5, 2005

TABLE OF CONTENTS

PRELIMINARY PROSPECTUS	2
PROSPECTUS SUMMARY	4
The Company	4
The Offering	4
SUMMARY FINANCIAL DATA	5
RISK FACTORS	6
BUSINESS RISKS	6
OFFERING RISKS	7
INDUSTRY RISKS	9
DILUTION	12
DETERMINATION OF OFFERING PRICE	12
USE OF PROCEEDS	13
BUSINESS OF THE COMPANY	13
Background	13
Current Operations	14
Expansion Funds	16
Real Estate Acquisition	16
Investment Objectives	17
Developement and Construction	19
Section 1031 Excnange Trans.	20
Deposition Policies	21
change in Investmen Objectives	22
Commercial Financial Services	23
Employees	26
Management’s Discussion and Analysis or Plan of Operation	26
Liquidity and Capital Resources	27
Operating Activities	27
Dividend Policy	28
MANAGEMENT	29
Biographies	30
Summary Compensation Table	32
Future Compensation	33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34
Security Ownership of Certain Beneficial Owners and Management	35
DESCRIPTION OF SECURITIES	36
Common Stock	36
Series A Convertible Preferred Units and Warrants	37
Other Securities	38
Transfer Agent and Registrar	38
Where You Can Find Additional Information	38
PLAN OF DISTRIBUTION	38
LITIGATION	39
LEGAL OPINIONS	39
EXPERTS	39

PROSPECTUS SUMMARY

The Company

        We are a Maryland company which is one of four stand-alone companies resulting from a second joint plan of reorganization filed under Chapter 11 by Interaxx Technologies, Inc. and Interaxx Television Network, Inc. The summary revision of the second joint plan of reorganization dated November 30, 2002 discloses the plan proponents which include Stassi Interaxx, Inc.; Interaxx Properties, Inc.; Interaxx Digital Tools, Inc. and Jefferson Capital Interests, Inc. These four companies, which include our company, were created as non-reporting, publicly held companies for the purpose of making a diversified distribution of securities to the existing shareholders and creditors of the reorganized companies so as to best protect their capital interests. All four companies have distributed court approved Reorganization Securities pursuant to an exemption under Section 1145 of the Bankruptcy Code.

        On November 30, 2003, we entered into a Reorganization Agreement whereby we acquired 100% of the outstanding common stock of Bridge 21 Holdings, Inc., in exchange for 6,251,322 shares of our common stock. Bridge 21 Holdings is a company formed to engage in land development and commercial real estate acquisitions and to provide commercial financial services. As a result of this transaction, our principals control approximately 74% of the Company assuming all the shares in this offering are sold. Mr. Augustus A. Cervera, our President, would control approximately 45% of voting control. Assuming full conversion of the Series A Convertible Preferred Units, Mr. Cervera would control approximately 29% of the voting shares and all officers and directors as a group would control approximately 48% of the voting shares. We intend to concentrate our efforts on airline development, on real estate development and financial services which we believe will offer growth opportunities and value to our shareholders. We will obtain proper licenses required to conduct any such activities. (See "Business of the Company.")

        On August 30, 2004, through our wholly owned subsidiary CFG Investments S.A., we acquired 100% of the stock of Panama International Air S.A. (“PIA” ), a Panamanian company with a provisional temporary certificate of operation to fly commercial passenger and cargo flights in Central and South America as well as the Caribbean and portions of the United States. PIA was incorporated in 1998 in Panama and has not commenced operations. Throughout the past seven years, PIA has complied with certification procedures set forth by the Panamanian Civil Aeronautics Authority which applies Federal Aviation Administration (“FAA”) regulation standards in order to maintain the provisional temporary certificate current and in good standing.

The Offering

        We are offering 2,000,000 shares of common stock at $3.00 per share on a self-underwritten best efforts basis. The funds raised as a result of our offering will be immediately paid to our Company to be used in accordance with the use of proceeds table set forth herein. (See "Use of Proceeds.") The offering will terminate upon the sale of all the shares offered hereby or at the end of the 12 month period commencing on the effective date of the Prospectus, whichever is earlier (the "Termination Date.")

Common Stock Offered by Jefferson Capital This offering will expire Common stock outstanding prior to this offering Common stock outstanding after this offering	2,000,000 common shares, $.001 par value

This offering will begin upon the effective date of the
Prospectus and will terminate whenever all of the
shares are sold, or 12 months after the date of the
Prospectus, whichever comes first

6,877,617 common shares

8,877,617 common shares

SUMMARY FINANCIAL DATA

Selected Statements of Operations Data

	December 31 2003 Audited	September 30, 2004 Unaudited
Total Revenues	$ 0.00	$ 0.00
Total Expenses	10,126.00	128,117.00
Net Profit (Loss)	(10,126.00)	(128,117.00)
Retained Earnings (Deficit)	(10,126.00)	(138,243.00)

Selected Balance Sheet Data

	December 31, 2003 Audited	September 30, 2004 Unaudited
Current Assets	$ 219.00	$ 129,330.00
Total Assets	219.00	129,330.00
Current Liabilities	10,150.00	39,290.00
Long-term Debt	0.00	0.00
Total Stockholders' Equity (Deficit)	(9,931.00)	90,040.00

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are material risks facing our contemplated operations. All material risks will be discussed in this section.

If any of the following risks occur, our business financial condition or results of operations could be materially harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

You could lose all of your investment if we do not remain a going concern.

BUSINESS RISKS

We are in the development stage and have no operating history which means we may never generate revenues

        We are a newly reorganized company (post-bankruptcy) which has never generated revenues. Although the bankruptcy court has granted us broad business parameters, there is no assurance that we will be successful in any of our potential operating subsidiaries and accordingly we may not generate any revenues or be able to continue as a going concern.

We will require additional financing and if we fail we will not be able to continue as a going concern

        While our management believes the proceeds from this offering will be sufficient to implement the initial steps of our business plan as described herein, unexpected contingencies could occur which would require us to secure additional financing, possibly in the form of loans secured by our assets, if any. There can be no assurance that we could raise such additional capital to pay for any unanticipated expenses. Failure to raise such capital will not allow us to continue as a going concern.

We may not be able to continue as a going concern which means we could no longer conduct business

        We will experience negative earnings until such time as we are able to implement our plan. Failure to implement our plan will limit our ability to continue as a going concern, accordingly investors will lose their entire investment. We intend on financing our future development activities and our working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources until such time that funds provided by operations, if any, are sufficient to fund working capital requirements. Should we fail to implement our business model, our operations will be significantly impaired and without excess working capital we will cease to continue doing business.

Indemnification of our management protects officers and directors for making poor decisions

        Under most conditions, our officers and directors may not be held liable for errors in judgment or other acts or omissions not amounting to fraud, gross negligence or malfeasance because provision has been made in the respective Bylaws holding them harmless and providing to them indemnification against liabilities or losses that arise from such acts or omissions. To the extent that such indemnification provisions are invoked, our assets, if any, could be reduced and we may not be able to implement our business model.

We may face competition with greater resources, which could result in our business not being successful

        We will compete with several companies involved in the airline business, commercial real estate development, commercial finance and accounts receivable finance. Many of these companies have substantially greater financial, technical and other resources than we have, and they may have established reputations for success in real estate development, commercial finance services and factoring. Certain of those competitors have the financial resources necessary to enable them to withstand substantial price competition or downturns in the market. Without such resources, our company may not be able to become or remain competitive in the market.

Limited experience will require additional staff with specific expertise or we will be unable to continue as a going concern

        We have limited experience in real estate development, commercial finance and factoring. Without experienced staff we may not be able to effectively continue in business.

Although control by existing management is substantial and will negate any takeover attempts, shareholders also have a lack of control in all voting matters

        Upon completion of this offering, our directors, executive officers and certain principal stockholders and their affiliates will own beneficially more than a majority of the common stock then issued and outstanding. Accordingly, such holders, if acting together, will have the ability to exert significant influence over the election of our Board of Directors and other matters submitted to our stockholders for approval. The voting power of these holders may discourage or prevent any proposed takeover of the Company unless the terms thereof are approved by such holders. Shareholders of our Company will also have a lack of control on all voting matters.

We do not intend to pay dividends and will use any earnings to finance our growth

        We have never paid any dividends on our common stock and do not intend to pay dividends on our common stock in the foreseeable future. Any earnings which we may realize in the foreseeable future are anticipated to be retained to finance our growth. This means shareholders will not receive dividends on their shares but instead will rely on value added transactions completed by our management, if any.

OFFERING RISKS

There is no assurance that a public market will develop which means that you may not be able to liquidate your investment

        While we are a publicly held non-reporting company, our common stock is not presently traded on any established market, however, a trading symbol has been issued by the NASD in accordance with the approved bankruptcy plan. There can be no assurance that a trading market for the common stock will develop, or if developed, that it will continue. If no market develops, it may be difficult or impossible for holders of the common stock to sell their shares if they should so desire. In addition, there are substantial restrictions on the sale or transfer of the common stock imposed by Federal and State securities laws. Certain shares have been allocated pursuant to Section 1145 pursuant to a supplement to summary revision of second joint plan of reorganization, dated December 30, 2002. There are no assurances that holders will be able to sell their shares of the common stock or that sufficient shares will be sold to create a public market for the common stock. This means that holders may not be able to receive funds for the shares previously purchased.

If we fail to raise sufficient capital from the sale of our shares, investors may lose their entire investment

        There can be no assurance that our offering will raise operating capital for our initial 12 months of operations. Failure to raise additional equity or debt financing would impair our operations and investors may lose the total amount of their investment.

Investors will suffer immediate dilution when shares are sold or warrants are exercised

        Following the sale of the common stock or the exercise of outstanding warrants, investors will experience immediate and substantial dilution of their investment. Assuming the sale of the shares, investors will suffer an immediate dilution of approximately $2.31 per share. In addition, there are 1,022,547 Series A Convertible Preferred Units outstanding which, when exercised, will cause additional dilution to existing shareholders. Each Unit consists of one A, B and C Warrant along with one share of common stock. Pursuant to the provisions of the approved bankruptcy, at least two of the warrants must be exercised prior to removing the common share from the Unit. A minimum of $9.00 must be received from the exercise of the A and B warrant to enable the shareholder to obtain three common shares. This equates to the offering price per share in this offering and is designed to preclude speculators from using the Units to short sell the shares.

Arbitrary offering price means we have no information to support the market price of our shares

        We have determined the number of shares to be offered based upon our estimate of the amount of proceeds necessary for planned uses. The offering price, which was determined by our board of directors, is based on our capital requirements and current market conditions, the capital structure of our company, and our prospects for success. Accordingly, the offering price should not be considered an indication of the actual fair market value of the common stock as if appraised by a qualified third party.

Funds will not be returned to investors which means your investment could be in an undercapitalized company

        Once any shares have been subscribed for, we will utilize those funds for our business operations and investors will not have the opportunity to receive a return of their investment. You should be aware that receipt of an insignificant offering amount would severely impair our business operations. In addition, we would require additional financing and there can be no assurance that such financing would be available on reasonable terms. Without obtaining such financing, we will not be able to continue our business operations.

Future sales of our common stock by our existing stockholders could decrease the trading price of the common stock

        Assuming a public market for our shares develops at some future date, of which there can be no assurance, sales of a large number of shares of our common stock in the public markets after this offering, or the potential for such sales, could decrease the trading price of our common stock and could impair our ability to raise capital through future sales of our common stock. Upon completion of this offering, there will be 8,877,617 shares of our common stock outstanding. Of these shares, the 2,000,000 shares of common stock included in the shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, unless such shares are purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act of l933, as well as 1,250,000 Series A Convertible Preferred Units are available to be issued pursuant to the Reorganization, however, are not part of the shares offered hereby. Also, 1,022,547 Series A Convertible Preferred Units which are held by our existing shareholder base are outstanding. The Series A Convertible Preferred Units are the approved bankruptcy security and they are also considered Section 1145 securities. In the event the holder of a Series A Unit convert and exercise the Unit components, the currently outstanding shares of common stock will suffer additional dilution.

        A majority of our outstanding shares will be “restricted securities” for purposes of Rule 144 of the Securities Act and may not be resold unless registered under the Securities Act or sold pursuant to an applicable exemption from registration, including the exemption contained in Rule 144. All of these securities are eligible for sale on the open market under Rule 144 (subject to the volume, holding period and manner of sale limitations of that rule), except for shares which are subject to applicable restrictive agreements.

INDUSTRY RISKS

We may be unable to secure funds for development and/or improvement of potential real estate acquisitions which means we would be unable to implement our business plan

        The development and/or improvement of properties we may acquire may require capital financing in amounts greater than may be received in this offering. This means we may have to seek and obtain, if possible, funding from other sources. Although we intend to establish initial working capital reserves of one percent of this offering, such reserves may be insufficient to meet our capital requirements. In obtaining such funding from other sources, there can be no assurance that such funding, if available, will be available on economically feasible terms or on terms acceptable to us. Additional loans for working capital purposes will increase our interest expense and accordingly our financial condition will be weaker which means we may not be able to acquire and develop real estate.

We may be unable to obtain certification of our airline’s provisional temporary operating certificate which means we could not provide passenger / cargo service to our potential resort properties

        Although we have acquired Panama International Air, S.A., the operating certification is currently provisional and temporary. To complete the certification process, we shall be required to update existing operations and maintenance manuals, assemble an airline management team and to lease or purchase a certified aircraft to be used for operations. Failure to retain experienced management able to streamline operations and to obtain a certified aircraft for initial operations would negate our ability to make a proper presentation to the Aeronautics Authority of Panama which will be necessary to obtain proper certification for us to be operational. Accordingly, the acquisition of the provisional certificate would be of no value to our company.

Our operating results are dependent on acquiring resort properties in desirable markets and we cannot assure you that our marketing plan will provide profitable operations in these markets

        Our potential resort properties will be in areas that management believes will be marketable to travelers, however, we cannot assure you that our potential acquisitions will be destinations that attract travelers and that our marketing plan will be successfully implemented. If we are unable to draw resort business, our operations will be impaired.

Delays in acquisition of properties could result in diminished profits from operations

        There may be a substantial period of time before the proceeds of this offering are invested. Delays we encounter in the selection and acquisition of properties could result in diminished profits and investors could lose their entire investment.

Competition with third parties in acquiring real estate may reduce our profitability and the return on your investment

        We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other real estate investment trusts, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we do. Larger companies may enjoy significant competitive advantages that result from, among other things; a lower cost of capital and enhanced operating efficiencies. In addition, the number of companies and the amount of funds competing for suitable investment properties may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties, our profitability will be reduced and you will experience a lower return on your investment, if any.

Delays in acquisitions of properties will defer cash dividends, if any, to investors

        There may be a substantial period of time before the proceeds of this offering are invested. Delays we encounter in the selection and acquisition of properties could adversely affect your returns. Where real estate properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction, sell homes, or rent available commercial space. Therefore, you could suffer delays in the potential distribution of cash dividends attributable to those particular properties.

If we set aside insufficient working capital reserves, we may be required to defer necessary property improvements

        If we do not estimate enough reserves for working capital to supply needed funds for capital improvements throughout the life of the investment in a real estate property, we may be required to defer necessary improvements to the property which may cause the property to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flow as a result of fewer potential tenants being attracted to the property. If this happens, we may not be able to maintain projected rental rates for effected properties, and our results of operations will be negatively impacted.

The costs of compliance with environmental laws and other governmental laws and regulations may adversely affect our income and the cash available for any distributions

        All real property and the operations conducted on real property including airline operations to potential properties are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and aboveground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. In addition, the presence of these substances, or the failure to properly re-mediate these substances, may adversely affect our ability to sell or rent such property or to use the property as collateral for future borrowing.

        Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of the tenants, by the existing condition of the land, by operations in the vicinity of the properties, such as the presence of underground storage tanks, or by the activities of unrelated third parties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations which we may be required to comply with, and which may subject us to liability in the form of fines or damages for noncompliance.

Discovery of previously undetected environmentally hazardous conditions will increase costs and decrease potential profits

        Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances.

        Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against liability claims, of compliance with environmental regulatory requirements, of re-mediating any contaminated property, or of paying personal injury claims could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to you.

Our costs associated with complying with the Americans with Disabilities Act may affect our net profits.

        Properties we intend to acquire may be subject to the Americans with Disabilities Act of 1990. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities.

        The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We will attempt to acquire properties which comply with the Disabilities Act or place the burden on the seller or other third party, such as a tenant, to ensure compliance with the Disabilities Act. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, our funds used for Disabilities Act compliance may affect affect net profits, if any.

DILUTION

        Purchasers of our Common Stock in this offering will experience dilution in net tangible book value per share. Dilution in net tangible book value per share represents the difference between the offering price of our Common Stock in this offering and the net tangible book value of our Common Stock (the difference between our tangible assets and our liabilities, divided by the number of shares of Common Stock outstanding) immediately after the sum of all of the shares offered hereby.

        Our officers, director and promoters exchanged their Bridge 21 shares for Jefferson shares and the par value of the shares was $.001.

        As of December 31, 2003, our negative net tangible book value was ($9,931), or ($0.10) per share of our outstanding Common Stock. As of September 30, 2004, our net tangible book value was $90,040.00 , or $0.01 per share of our outstanding Common Stock. As of September 30, 2004 there were 6,877,617 outstanding shares of Common Stock. In addition, there were issued and outstanding 1,022,547 Series A Convertible Preferred Units, consisting of one share of 1145 Common Stock and one A, B and C warrant exercisable at $3.50, $5.50 and $7.50, respectively. (See Description of Securities.) After giving effect to the sale of a maximum number of shares of Common Stock in this offering, less the offering expenses, our net tangible book value as of September 30, 2004 would have been $6,035,040.00 , or $0.68 per share of our outstanding Common Stock. This represents an immediate increase in our net tangible book value of $0.67 per share to current stockholders and an immediate dilution of $2.31 per share to new investors purchasing the shares in this offering.

        The following table illustrates the foregoing information as of September 30, 2004 with respect to dilution to new investors:

Assuming Sale of Maximum Offering
Public Offering Price	$ 3.00
Net tangible book value per share for existing shareholders before Offering	$ 0.01
Increase per share attributable to payment for shares purchased by new investors	$ 0.67
Pro forma net tangible book value after Offering	$ 0.68
Net tangible book value dilution per share to new investors	$ 2.31

DETERMINATION OF OFFERING PRICE

        The offering price of the 2,000,000 common shares being offered has been determined primarily by our capital requirements, current market conditions and our capital structure and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no operating history and have not generated any revenues to date, the price of the shares is not based on past earnings nor is it indicative of current market value for the assets owned by us. The board of directors based the $3.00 price on the current market combined with the number of shares issued to maintain a reasonable market cap and company valuation.

Forward-Looking Statements

        Some of the information contained in this Prospectus involves forward-looking statements. These statements include, but are not limited to, statements about our industry, plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements by their nature involve risks and uncertainties. Therefore, actual results may differ materially from those implied or expressed by these statements. Accordingly, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

        Management will have discretion to allocate the proceeds of the offering in terms of timing and priorities in keeping with the business plan. Should the total offering amount be raised ($6,000,000), we anticipate operating capital for 12 months.

Use of Proceeds Summary Table

        The foregoing represents our best estimate of allocation of the proceeds of this offering, based upon the current state of our business operations and our current plans. Pending application of the net proceeds of this offering, we may temporarily invest such funds in interest-bearing accounts, certificates of deposit, government obligations, short-term interest bearing obligations, and similar short-term investments.

	100%	75%	50%	25%
Gross Proceeds:	$6,000,000.00	$4,500,000.00	$3,000,000.00	$1,500,000.00
Offering expenses (1)	$55,000.00	$55,000.00	$55,000.00	$55,000.00
General & Administrative (2)	$400,000.00	$300,000.00	$200,000.00	$100,000.00
Working Capital (3)	$685,000.00	$500,000.00	$315,000.00	$130,000.00
Marketing & Promotional Expenses (4)	$40,000.00	$30,000.00	$20,000.00	$10,000.00
Acquisitions (5)	$4,820,000.00	$3,615,000.00	$2,410,000.00	$1,205,000.00
Total Proceeds	$6,000,000.00	$4,500,000.00	$3,000,000.00	$1,500,000.00

(1)     Includes all legal, accounting, corporate, and offering expenses.
(2)     Includes expenses associated with salaries of CEO and other key employees.
(3)     Includes expenses generally associated with working capital such as contract services, building maintenance and utilities.
(4)     Includes advertising in trade publications and general media directed to investors.
(5)     Includes prospective acquisitions of real estate properties. Also includes costs associated with obtaining a cargo/passenger license which we intend to certify for the purpose of transporting passengers and cargo to potential resort properties which we intend to develop. In addition, proceeds may be used to lease or acquire aircraft and to hire personnel for airline operations. No acquisitions will be made from any affiliate of our Company.

BUSINESS OF THE COMPANY

Background

        We are a Maryland corporation which has never conducted business and is one of four stand-alone companies resulting from a second joint plan of reorganization filed under Chapter 11 by Interaxx Technologies, Inc. (bankruptcy case # 99-32829-BKC-PGH) and Interaxx Television Network, Inc. (bankruptcy case # 99-31551-BKC-PGH). Initially, Interaxx Technologies entered into an involuntary Chapter 7 Bankruptcy on February 25, 1999 and its wholly owned subsidiary Interaxx Television Network filed a voluntary Chapter 11 petition on March 25, 1999. The case was in the United States Bankruptcy Court, Southern District of Florida, West Palm Beach, Florida and emerged from bankruptcy on March 24, 2004. . The summary revision of the second joint plan of reorganization dated November 30, 2002 discloses the Plan Proponents which include Stassi Interaxx, Inc.; Interaxx Properties, Inc.; Interaxx Digital Tools, Inc., and Jefferson Capital Interests, Inc. These four companies, which includes our company, were created for the purpose of making a diversified distribution of securities to the existing shareholders and creditors of the reorganized companies so as to best protect their capital interests. These companies have no relation to each other except for being part of the plan of bankruptcy and having common shareholders. We were formed in December 2002 therefore never had any relationship with Interaxx Technologies, Inc. and Interaxx Television Network, Inc. prior to the summary revision of the second joint plan of reorganization. As such, we are neither succeeding nor continuing the business of any part of the Interaxx companies. All four companies have distributed court approved reorganization securities pursuant to an exemption under Section 1145 of the Bankruptcy Code. (See "Description of Securities.")

        Two of our directors were involved with the bankrupt companies. In October 2000, Daniel Martinez was appointed President and Chief Executive Officer of Interaxx Technologies, Inc. after it was in bankruptcy. Mark Wood became a director of Interaxx Technologies, Inc. in June 2001 as part of the management team tasked to help develop the reorganization plan in Chapter 11.

Current Operations

        On November 30, 2003, we entered into a Reorganization Agreement whereby we acquired Bridge-21 Holdings, Inc., ("Bridge-21"), a wholly owned subsidiary formed in October 2003. Bridge-21 was formed for the primary purpose of providing financial services and making real estate acquisitions for development, however, has never commenced operations. Bridge-21 was formed by our President, Mr. Augustus A. Cervera, Dan Martinez, Mark Wood, Sam Pappas and Jay Shapiro and they were all directors of Bridge-21. Dan Martinez and Mark Wood were directors of our Company before the acquisition. Bridge-21 has, since inception, continued to research the markets in Florida, Central America and the Caribbean to identify potential properties for acquisition. Our business purpose for acquiring Bridge-21 was to put our Company in a position to fully develop the Bridge-21 business concept as a publicly held company. The Reorganization Agreement was negotiated by Mr. Cervera and Mr. Martinez and no compensation was paid in connection with this transaction. There were prior business relationships which existed between the principals of both companies prior to the acquisition since principals of Jefferson Capital were also principals of Bridge-21. Based on this, there is a continuation of management subsequent to the transaction. There were no finders fees or consulting agreements provided as part of the transaction. As of the date of this prospectus, we have not acquired any real estate holdings nor have we consummated any transactions that could be considered part of our financing portfolio. We have acquired an international passenger and cargo airline through the acquisition of Panama International Air, S.A.(“PIA”), a company that has a temporary provisional certificate for operating as an airline for passenger and cargo services. The certificate will require certification by the aviation authorities in Panama prior to beginning operations.

        One of the primary objectives of our real estate division is the development, acquisition and management of resort properties in Florida, the Caribbean and Central America. The company’s due diligence process includes the evaluation of properties to determine which ones have the potential for the greatest return on investment. Several key evaluation factors include acquisition costs, development costs, popularity of the general location of the resort, and the availability of transportation to the resort. To date, our evaluation process has shown that in many cases, the resort properties with the least acquisition costs are those furthest away from airports with commercial flights. Conversely, those in the most popular areas with significant airline access are in the most expensive locations. On one hand, acquisition costs in popular areas may be prohibitive for our immediate investment objectives and capabilities, and on the other hand, without adequate airline access, economical properties may not be able to generate sufficient tourist business to become and remain profitable, thus ensuring a sufficient return on the company’s investment.

        In conducting its due diligence, our management became aware of an opportunity to purchase Panama International Air, S.A. (PIA) This company has a provisional temporary certificate and needs to be certified in order to commence flight operations. However, once certified, PIA would be able to establish routes and fly passengers to airports in the Caribbean and Central America not currently being served on a specific point-to-point basis by other commercial airlines or on a daily basis. By being able to provide daily air passenger service to less utilized airports, we may be able to acquire less expensive resort properties or develop resorts in less expensive areas and ensure the transportation needs of our guests.

        Further, it was determined during discussions with other resort owners, that if we purchased and began to operate PIA in certain locations, these resorts were interested in pre-purchasing significant percentages of the available seats on these commercial flights to incorporate into European tour packages serving their resorts.

        This would enable us to establish the airline and tour business to coincide with the acquisition and development of potential resort properties.

        In addition to providing tour package passenger travel to our intended resorts, PIA will also fill a need for a truly regional feeder airline in the Caribbean and Central America to connect with major European airlines that are beginning to shift their waypoint destinations out of South Florida into areas such as Nassau and Panama City, Panama as a result of the increased security requirements in the United States. By providing connecting service to these major airlines, PIA intends to establish itself as a dominant carrier in the region.

        The acquisition of 100% of the stock of PIA was accomplished for the total purchase price of $95,000 which was the sales price offered in an arms-length transaction. The acquisition was negotiated by Mr. Cervera and Felix Picardi, Esq., the attorney for the owner of PIA. We did not pay any compensation to Mr. Picardi in connection with this transaction. There was no relationship between our officers and directors and the principals of PIA prior to the acquisition. With the exception of two individuals who will remain as directors of PIA, there will be no continuation of management of PIA. There were no finders fees or consulting agreements provided as part of this acquisition.

        PIA was incorporated in Panama, Republic of Panama, on January 13, 1998. PIA has never commenced operations as a scheduled airline. The process of updating operating manuals, maintenance manuals, hiring management personnel, operating personnel including pilots and crew, along with the acquisition or lease of aircraft to be used is part of the ongoing certification process to obtain an Airline Operations Certificate (AOC). All documentation must be filed with the Civil Aeronautics Authorities of the country issuing the certificates. These documents must comply with FAA rules and regulations. PIA has never completed this entire process and its temporary provisional certificate will expire in March 2005, but is renewable and the Company does not foresee any difficulty in future extensions as it had previously been extended by Aeronautica Civil of Panama on prior occasions when it was owned by the Panama International Air, S.A., prior to the acquisition

        Upon completion of the certification process and utilization of current landing rights, we have the right to begin operation as a scheduled airline. We intend to operate with routes with point-to-point destinations in the Caribbean not currently being served directly by other airlines. By providing passenger service to less utilized airports, we believe we can acquire less expensive resort properties or develop resorts in less expensive areas while providing transportation needs for guests. PIA does not own any aircraft and we intend to lease initial operating aircraft. The current certificate identifies the Boeing 727-200 as the type of aircraft to be flown. We intend to continue the process by pursuing leases for this type of aircraft. We currently employ no pilots since we are not yet operational.

        We intend to use various routes to develop airline and tour business to coincide with the acquisition and development of resort properties. We intend to establish subsequent routes with service to San Jose, Costa Rica; Liberia, Costa Rica; Punta Cana, Dominican Republic; Cancun, Mexico; Nassau, Bahamas, and other Caribbean destinations such as Bermuda and Jamaica.

        We intend to form corporate relationships that may be able to assist us by providing funding for our potential financing business as well as facilities for credit enhancements which would potentially assist us in securing favorable lines of credit for our contemplated financial services business.

        We intend to focus on capital appreciation of our potential future portfolio, and we will continue to search for additional sources of capitalization and investment prospects. We also intend to invest funds generated by this offering into income-producing properties, which are: apartment buildings for rent, commercial real estate such as office buildings with space for rent, regional or local shopping centers with space for rent, hotels and resorts, all properties generating monthly revenues, and to create a financial services portfolio including, but not limited to, residential and commercial mortgages, business loans to small companies, equipment financing, loans against purchase orders for industrial and manufacturing clients, all generating short-term gains and positive cash flows to demonstrate the viability of the respective business plans. We intend to use additional funds generated from intended real estate operations, sales, and financings to make selective real estate acquisitions.

        As of the date of this plan, we had not yet commenced active operations. Upon completion of this registration, the proceeds from the sale of these securities will be released to us as accepted and applied to investments in real estate development projects. (See “Use of Proceeds.”) We will experience a relative increase in liquidity as additional subscriptions for shares are received and a relative decrease in liquidity as net offering proceeds are expended in connection with the acquisition, development and operation of properties.

        We have not entered into any agreements to acquire any specific property. The number of properties we may acquire will depend upon the number of shares sold and the resulting amount of the net proceeds available for this purpose We are not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting the market and real estate generally, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from the operation of our properties.

        Until required for the acquisition, development or operation of properties, net offering proceeds will be kept in short-term, liquid investments.

Investment Objectives

        We intend to generate funds through a self-underwriting process. Liquidity after the generation of the initial funds from this offering, if any, will be dependent upon the proper management and performance of our potentially acquired property portfolio and the timely collections of any outstanding loan or receivable financing and proceeds from the sale of real estate acquired by the Company. Receivable financing is when a company requires funds advanced to them at a discounted rate in order to accelerate the receipt of cash from the sale of products or services to their customers and clients. The Company will provide these funds by contract at a discount plus interest and then collect the full amount of the invoice when the customer pays for the products and services, usually within 30 to 60 days. Management believes that cash on hand from the proceeds generated by the sale of securities, along with funds provided by property operations and anticipated external sources, such as property sales and other financing activities, is sufficient to fund any needs for operating expenses, property maintenance and capital improvements as well as meet the Company's debt service obligations which are the amounts of principal and interest the Company would have to pay on a monthly basis for the financing of properties, including mortgages and/or credit lines.

Expansion Funds

        It is management’s belief that, if its acquisitions prove profitable, the holders of a significant portion of the Series A Convertible Preferred Units will exercise their warrants, providing us with additional capital for use in expanding our intended property portfolio. However, no assurances can be provided that our belief will prove accurate.

        We have been ordered by the U.S. Bankruptcy Court to engage in the business of real estate development and commercial finance and deriving a profit from their operations. We do not intend to pursue any business opportunity or transaction that would subject us to regulation as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”). Pursuant to the provisions of Section 3(b)(1) of the 1940 Act, we must be primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities unless it obtains a specific exemption from the Securities and Exchange Commission (“SEC”) on a case by case basis. If we do obtain exemptions from such requirements, then, as to the subject subsidiary, its minimum ownership could be reduced but not below a majority (more than 50%) of such subsidiary’s voting securities. Exemptions are granted by the SEC only if it determines that we are not engaged in the business of investing, reinvesting, owning, holding or trading securities. Consequently, we are limited in our potential acquisitions to businesses in which it acquires at least the quantity of voting securities necessary to avoid regulation as an investment company and are limited in our ability to raise capital by sale of the voting securities of its subsidiaries, if such sales lower our voting securities ownership below the requirement minimum.

        Because we will be subject to the reporting provisions of the Securities Exchange Act of 1934, as amended (the “34 Act”), including requirements that we file special reports on Form 8-K whenever it effects a material acquisition, and because Form 8-K requires that we file certified financial statements concerning the operations of acquired properties we intend to consider the availability of certified financial information complying with the requirements of the 34 Act as an important element in evaluating potential acquisitions.

Real Estate Acquisition

        As of the date of this prospectus, we have not acquired or contracted to acquire any specific real properties. We are continually evaluating various potential property investments and engaging in discussions and negotiations with sellers, developers and potential tenants regarding the purchase and development of properties. At such time while this offering is pending, if we believe that a reasonable probability exists that we will acquire a specific property, this prospectus will be amended to disclose the negotiations and pending acquisition of such property. We expect that this will normally occur upon the signing of a purchase agreement for the acquisition of a specific property, but may occur before or after such signing or upon the satisfaction or expiration of major contingencies in any such purchase agreement, depending on the particular circumstances surrounding each potential investment or acquisition. An amendment to this prospectus will describe any improvements that are to be constructed thereon and other information that we consider appropriate for an understanding of the transaction. Further data will be made available after any pending acquisition is consummated, also by means of an amendment to this prospectus, if appropriate.

        While we will strive for diversification, the number of different properties that we can acquire will be affected by the amount of funds available to us. Our ability to increase our diversification through borrowing could be adversely impacted if banks and other lending institutions reduce the amount of funds available for loans secured by real estate. When interest rates on first mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time.

        There is no limitation on the amount we may invest in any single improved property or on the amount we can borrow for the purchase of any property. This policy may be changed by a majority vote of shareholders. We intend to acquire undeveloped properties for both income and capital gain.

        By operating on a leveraged basis, we expect that we will have more funds available for investment in properties and/or real estate investment trusts or partnerships. To date, no such investments have been made. Accordingly no operating data is currently available. This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio. Although we expect our liability for the repayment of indebtedness to be limited to the value of the property securing the liability and the rents or profits derived there from, our use of leveraging increases the risk of default on the mortgage payments and a resulting foreclosure of a particular property. See "Risk Factors-Real Estate Risks." To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted. We intend to obtain such loans to acquire residential, retail and resort properties which includes undeveloped acreage in both the United States and Central America. We intend, through our financial services subsidiaries, to originate, service and warehouse mortgages with respect to acquired properties. We intend to turn over our portfolio only if such a transaction would create greater value for our shareholders.

        We may not borrow money from any of our directors or from any affiliates for the purpose of acquiring real properties. Any loans by such parties for other purposes must be approved by a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction, as fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

Investment Objectives and Criteria

        We will invest in residential building sites, or in sites under construction, or that are a group of homes already built, that when a quantity of homes can be built, will create a community setting designed with either accompanying recreational amenities including golf courses, private parks and the like, or commercial and retail services facilities or both, and commercial real estate properties, including properties that are under development or in construction, are newly constructed or are constructed and have operating histories. We will also focus on the development and construction of resort properties or acquisition of resort properties with operating histories in markets such as Florida, Central America, and the Caribbean.

        Our investment objectives are:

o	To preserve and protect capital contributions;

o	To maximize profits;

o	To realize growth in the value of our properties upon our ultimate sale of such properties;

        Our independent directors will review our investment objectives at least annually to determine that our policies are in the best interests of our stockholders. Each such determination will be set forth in the minutes of our board of directors.

        Decisions relating to the purchase or sale of properties will be made with the approval of our board of directors. See “Management” for a description of the background and experience of the directors and executive officers.

Acquisition and Investment Policies

        We will seek to invest substantially most of the offering proceeds after offering expenses in the commencement of airline operations, the acquisition of home sites, built homes in a group settings, recreational amenities, including golf courses, private parks and the like, and institutional quality office and other commercial properties in highly desirable locations in markets with barriers to entry and limited potential for new development. We may invest in other residential and commercial properties such as individual home sites, stand alone golf courses, other sports or recreational facilities, strip malls, shopping centers, business and industrial parks, manufacturing facilities and warehouse and distribution facilities, resort properties, office buildings.

        We will seek to invest in properties that will satisfy our objective of maximizing profit yields from the invested funds. However a significant factor in the valuation of income-producing real properties is their potential for future income, therefore we anticipate that the majority of properties we acquire will have the potential for both growth in value and the ability to provide high yields of return on investment. To the extent feasible, we will strive to invest in a diversified portfolio of properties, in terms of geography, type of property and industry group of our tenants that will satisfy our investment objectives of maximizing profit yields, preserving our capital and realizing growth in value upon the ultimate sale of our properties.

        We anticipate that a majority of the proceeds from the sale of shares will be used to complete the certification process for PIA, to lease aircraft and hire personnel and to acquire real estate properties. The balance will be used to pay various expenses and establish reserves for working capital. See “Use of Proceeds.”

        We do not intend to invest more than 10% of the net offering proceeds available for investment in properties in unimproved or non-income producing properties. If a property does not produce income within two years of its acquisition, we will not consider it an income producing property.

        Our investment in real estate generally will take the form of holding fee title or a long-term leasehold estate. We will acquire such interests either directly through limited liability companies or through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with the developers or owners of the properties, or affiliates. In addition, we may purchase properties and lease them back to the sellers of such properties. While we will use our best efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease” so that we will be treated as the owner of the property for federal income tax purposes.

        Although we will not be limited as to the geographic area where we may conduct our operations, we intend to concentrate our investment in properties located in the State of Florida, and areas of Central America and the Caribbean. We do not intend to be specifically limited in the number or size of properties we may acquire or on the percentage of net proceeds of this offering that we may invest in a single property. The number and mix of properties we acquire will depend upon real estate and market conditions and other circumstances existing at the time we acquire our properties and the amount of proceeds we raise in this offering.

        In making investment decisions we will consider relevant real estate property and financial factors, including the location of the property, its suitability for any development contemplated or in progress, its income-producing capacity, the prospects for long-range appreciation, its liquidity and income tax considerations.

        Our completion of the purchase process for any property will generally be conditioned upon the delivery and verification of certain documents from the seller or developer, including, where appropriate: Plans and specifications; environmental reports; surveys; evidence of marketable title subject to such liens and encumbrances as are acceptable to our Board of Directors; audited financial statements covering recent operations of properties having operating histories; and title and liability insurance policies.

        We will not purchase any property until we obtain an environmental assessment, with professional review, and are generally satisfied with the environmental status of the property. We may also enter into arrangements with the seller or developer of a property whereby the seller or developer agrees that if during a stated period the property does not generate a specified cash flow, the seller or developer will pay in cash to us a sum necessary to reach the specified cash flow level, subject in some cases to negotiated dollar limitations.

        In determining whether to purchase a particular property we may in accordance with customary practices, obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased and is normally credited against the purchase price if the property is purchased.

        In purchasing, leasing and developing properties, we will be subject to risks generally incident to the ownership of real estate, including:

o	Changes in general economic or local conditions;

o	Changes in supply of or demand for similar or competing properties in an area;

o	Changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive;

o	Changes in tax, real estate, environmental and zoning laws;

o	Periods of high interest rates, tight money supply that may make the sale of properties more difficult;

o	Tenant turnover; and general overbuilding or excess supply in the market area.

Development and Construction of Properties

        We may invest substantially all of the proceeds available for investment in residential, single family home building lots or sites which are properties on which improvements are to be constructed or completed, although we do not intend to invest in excess of 10% of the offering proceeds available for investment in properties that are not expected to produce income within two years of their acquisition. To ensure performance by the builders of properties that are under construction, completion of such properties will be guaranteed either by completion bond or performance bond.

        The Company may rely upon the substantial net worth of the contractor or developer or a personal guarantee accompanied by financial statements showing a substantial net worth provided by an affiliate of the person entering into the construction or development contract as an alternative to a completion bond or performance bond.

        We may directly employ one or more project managers to plan, supervise and implement the development of any unimproved properties that we may acquire. Such persons would be compensated directly by us.

Terms of Leases and Tenant Creditworthiness

        The terms and conditions of any lease that we enter into with our tenants may vary substantially by region. However, we expect that a majority of our leases will be commercial leases customarily used between landlords and tenants in the geographic area where the property is located. Such leases generally provide for terms of three to ten years and require the tenant to pay a pro rata share of building expenses. Under such typical leases, the landlord is directly responsible for all real estate taxes, sales and use taxes, special assessments, utilities, insurance and building repairs, and other building operation and management costs. We will execute new tenant leases and tenant lease renewals, expansions and extensions with terms that are dictated by the current sub-market conditions and the verifiable creditworthiness of each particular tenant. We will use a number of industry credit rating services to determine the creditworthiness of potential tenants and any personal guarantor or corporate guarantor of each potential tenant. The reports produced by these services will be compared to the relevant financial data collected from these parties before consummating a lease transaction. Relevant financial data from potential tenants and guarantors include business plans, resumes of management and executive officers, personal contact information for local office supervisors, recent income statements and balance sheets for prior years and the current year to date, and personal net worth or cash flow statements from individual guarantors.

        We anticipate that tenant improvements to be funded by us in connection with newly acquired properties will be funded from our offering proceeds. At such time as one of our tenants does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract new tenants, we will be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. We will fund such tenant improvements from the working capital reserve established for the property for which such improvements are required.

Joint Venture Investments

        We are likely to enter into joint ventures with affiliated and non-affiliated entities for the acquisition, development or improvement of properties for the purpose of diversifying our portfolio of assets. In this connection, we will likely enter into joint ventures through Bridge-21 Partners, LLC.

        We may also enter into joint ventures, partnerships, co-tenancies and various other co-ownership arrangements or participations with real estate developers, owners and other affiliated third parties for the purpose of developing, owning and operating real properties. In determining whether to invest in a particular joint venture, the Company through Global Real Estate Advisory Services, LLC will evaluate the real property that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for our selection of real estate property investments.

        We intend to enter into joint ventures with Bridge-21 for the acquisition of properties, but we may only do so provided that:

o	A majority of our directors, including a majority of the independent directors, approve the transaction as being fair and reasonable to us and on substantially the same terms and conditions as those received by other joint ventures; and

o	We will have a right of first refusal to buy if such co-venture partner elects to sell its interest in the property held by the joint venture.

Section 1031 Exchange Transactions

        Bridge-21 Management, LLC may form one or more single member limited liability companies (each of which is referred to as a Bridge-21 Exchange LLC) for the purpose of facilitating the acquisition of real estate properties to be owned in co-tenancy arrangements with persons, referred to herein as 1031 Participants, who wish to invest the proceeds from a sale of real estate, in another real estate investment for purposes of qualifying for like-kind exchange treatment under Section 1031 of the Internal Revenue Code. Under such arrangements, Bridge-21 Management would sponsor a series of private placement offerings of interests in limited liability companies owning co-tenancy interests in various properties to 1031 Participants.

        Properties acquired by a Bridge-21 Exchange LLC in connection with the Section 1031 Exchange Transactions would be financed by obtaining a new first mortgage secured by the property acquired. In order to finance the remainder of the purchase price for properties to be acquired, a single member Bridge 21 Exchange LLC would obtain a short-term loan from an institutional lender for each property. Following its acquisition of a property, the Bridge 21 Exchange LLC would attempt to sell co-tenancy interests to 1031 Participants, the proceeds of which would be used to pay off the short-term loan. At the closing of each property to be acquired by a Bridge 21 Exchange LLC, Bridge-21 Partners, LLC, our operating partnership, would enter into a contractual arrangement, providing that, in the event that the Bridge-21 Exchange LLC is unable to sell all of the co-tenancy interests in that property to 1031 Participants, Bridge-21 Partners, LLC would purchase, at the Bridge-21 Exchange LLC’s cost, any co-tenancy interests remaining unsold.

        Our board of directors, including a majority of our independent directors, will be required to approve each property acquired pursuant to any Section 1031 exchange transaction in the event that Bridge-21 Partners, LLC, has any potential to acquire any interest in the property. Accordingly, the Bridge 21 Exchange LLC would intend to purchase only real estate properties which otherwise meet our investment objectives. A property value appraisal for each property must be obtained from an independent expert selected by our independent directors, and in no event would Bridge-21 Partners, LLC, purchase co-tenancy interests at a price that exceeds the current appraised value for the property interests.

Borrowing Policies

        While we will strive for diversification, the number of different properties that we can acquire will be affected by the amount of funds available to us. Our ability to increase our diversification through borrowing could be adversely impacted if banks and other lending institutions reduce the amount of funds available for loans secured by real estate. When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time.

        There is no limitation on the amount we may invest in any single improved property or on the amount we can borrow for the purchase of any property.

        By operating on a leveraged basis, we expect that we will have more funds available for investment in properties. This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio. Although we expect our liability for the repayment of indebtedness to be limited to the value of the property securing the liability and the rents or profits derived there from, our use of leveraging increases the risk of default on the mortgage payments and a resulting foreclosure of a particular property. To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted. The Company will use its best efforts to obtain financing on the most favorable terms available to us. Lenders may have recourse to assets not securing the repayment of the indebtedness.

        The Company will refinance properties during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, and an increase in property ownership if refinancing proceeds are reinvested in real estate.

        We will not borrow money from any of our directors or from their affiliates for the purpose of acquiring real properties. It is our further policy that any loans by such parties for other purposes must be approved by a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction, as fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

Disposition Policies

        We intend to hold each property that we acquire for an extended period. However, circumstances may arise that could require the early sale of some properties. A property may be sold before the end of the expected holding period if, in the judgment of management, the value of the property might decline substantially, an opportunity has arisen to improve other properties, we can increase cash flow through the disposition of the property, or the sale of the property is in our best interests.

        The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, with a view to achieving maximum capital appreciation. The selling price of a leased property will be determined in large part by the amount of rent payable by the tenants.

        The terms of payment will be affected by custom in the area in which the property being sold is located and the then-prevailing economic conditions.

Other Investments

        We may also invest in limited partnership and other ownership interests in entities that own real property that we may directly acquire. We expect that we may make such investments when we consider it more efficient to acquire an entity owning such real property rather than to acquire the properties directly. We also may acquire less than all of the ownership interests of such entities if we determine that such interests are undervalued and that a liquidation event in respect of such interests are expected within the investment holding periods consistent with that for our direct property investments.

Investment Limitations

      The Company will not:

o	Invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

o	Make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed in whole or in part by a government or government agency. Mortgage debt on any property shall not exceed such property’s appraised value at the time of origination of such debt. In cases where our independent directors determine, and in all cases in which the transaction is with any of our directors or any of our affiliates, such appraisal shall be obtained from an independent appraiser. We will maintain such appraisal in our records for at least five years or until the corresponding obligations secured by such property have been finally and completely satisfied and discharged or properly terminated in their entirety, and it will be available for inspection and duplication by our stockholders subject to any applicable confidentiality restrictions. We will also obtain a mortgagee’s or owner’s title insurance policy as to the priority of the mortgage or the priority of our interest in the property, as the case may be;

o	Make or invest in mortgage loans that are subordinate to any mortgage or equity interest of any of our directors, or our affiliates;

o	Make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property, including loans to us, would exceed an amount equal to 80% of the appraised value of such property as determined by appraisal unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

o	Invest in junior debt secured by a mortgage on real property that is subordinate to the lien or other senior debt except where the amount of such junior debt plus any senior debt does not exceed 80% of the appraised value of such property if, provided that, after giving effect thereto, the value of all such mortgage loans held by us would not then exceed 25% of our net assets, which shall mean our total assets less our total liabilities;

o	Engage in any short sale or borrow on an unsecured basis if the borrowing will result in asset coverage of less than 200%, except that such borrowing limitation will not apply to a first mortgage trust. “Asset Coverage,” for the purpose of this clause, means the ratio that the value of our total assets, less all liabilities and indebtedness for unsecured borrowings, bears to the aggregate amount of all of our unsecured borrowings;

o	Engage in trading, as compared with investment activities, or engage in the business of underwriting or the agency distribution of securities issued by other persons;

o	Invest in equity securities unless a majority of our directors, including a majority of independent directors, not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable; or

The Company will continually review our investment activity to attempt to ensure that we do not come within the application of the Investment Company Act of 1940. Among other things, the Company will attempt to monitor the proportion of our portfolio that is placed in various investments so that we do not come within the definition of an “investment company” under the Act.

Change in Investment Objectives and Limitations

        Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we follow are in the best interest of our stockholders. Each determination and the basis therefore shall be set forth in the minutes of our board of directors. The methods of implementing our investment policies also may vary as new investment techniques are developed. The methods of implementing our investment objectives and policies may be altered by a majority of our directors, including a majority of the independent directors, without the approval of our stockholders.

Real Property Investments

        As of the date of this prospectus, we have not acquired or contracted to acquire any specific real properties. The Company is continually evaluating various potential property investments and engaging in discussions and negotiations with sellers, developers and potential tenants regarding the purchase and development of properties for us and other potential Bridge-21 transactions. At such time while this offering is pending, if we believe that a reasonable probability exists that we will acquire a specific property, this prospectus will be supplemented to disclose the negotiations and pending acquisition of such property. We expect that this will normally occur upon the signing of a purchase agreement for the acquisition of a specific property, but may occur before or after such signing or upon the satisfaction or expiration of major contingencies in any such purchase agreement, depending on the particular circumstances surrounding each potential investment. A supplement to this prospectus will describe any improvements that are to be constructed thereon and other information that we consider appropriate for an understanding of the transaction. Further data will be made available after any pending acquisition is consummated, also by means of a supplement to this prospectus, if appropriate.

        We intend to obtain adequate insurance coverage for all properties in which we invest.

        The following is a list and description of Bridge-21 Holdings, Inc., and its subsidiaries along with state and date of incorporation.

        BRIDGE-21 HOLDINGS, INC., incorporated October 15, 2003 in the State of Florida, it is a holding company that has formed various subsidiaries to identify, design, develop, construct, finance, manage, and sell real estate projects. This company will operate as the parent company of the Real Estate Division of Jefferson Capital Interests, Inc., with the primary objective of developing a real estate consortium that will ultimately develop a Real Estate Investment Trust concept to build single family as well as multi-family communities with related commercial real estate, which will include consumer products store-malls, office buildings, recreational facilities, hotels and resorts, and other companion undertakings compatible with the core business of Jefferson’s Real Estate Division.

        GLOBAL REAL ESTATE ADVISORY SERVICES, LLC, incorporated August 19, 2003, in the State of Florida, it is a company that was been formed to perform advisory services in the process of identifying properties for acquisition or joint ventures. As Jefferson’s advisor, Global will make recommendations on all property acquisitions to our board of directors. Our Jefferson’s board of directors must approve all of the planned acquisitions in a manner consistent with the primary objectives of the company. This entity will also be responsible for identifying opportunities where Jefferson can acquire some or all of the ownership interests of enterprises having real property investments, and to make recommendations to acquire properties in joint ventures when we determine it necessary in order to diversify our portfolio of properties in terms of geographic region or property type. The company will also provide conventional real estate brokerage services, mortgage brokerage, closings, title services, property insurance services, and be responsible for appraisals and due diligence packages.

        BRIDGE-21 MANAGEMENT, LLC, incorporated September 11, 2003, in the State of Florida, it has been formed to provide property management services to Jefferson and all properties own by the holding company. It will also act as the asset manager for all properties owned by any Real Estate Investment Trust sponsored by Jefferson or Bridge-21.

        BRIDGE-21 DEVELOPMENT, LLC, incorporated September 11, 2003, in the State of Florida, it has been formed to provide development and construction services for Jefferson. The company can choose to act as the general contractor or form alliances with one or various entities to perform these services. It is the intent of Jefferson for Bridge-21 Development to proceed with the licensing process to become a licensed general contractor. At that juncture this company will exclusively perform all construction and development services for Jefferson.

        BRIDGE-21 PARTNERS, LLC, incorporated September 11, 2003, in the State of Florida, has been formed to represent the Bridge-21 group of companies in joint venture acquisitions and to be the acquiring partner on behalf of Jefferson Capital Interests, Inc. Funds for joint venture acquisitions will be funneled through this entity.

Commercial Financial Services

        The following discussion relates to Consolidated Financial Group Services Inc., a wholly owned subsidiary of the Company (“CFG”). CFG is a financial services company. Through its subsidiaries, we intend to provide a broad range of financing and capital markets products, primarily to mid-size businesses. CFG was acquired on November 30, 2003 as part of the Bridge 21 Reorganization Agreement. CFG is a wholly owned subsidiary of Bridge 21 which also has several wholly owned subsidiaries. As a subsidiary of Bridge 21, CFG has not commenced operations. The following is a list and description of subsidiaries along with state and date of incorporation of CFG.

CONSOLIDATED FINANCIAL GROUP SERVICES, INC.:
Incorporation date: November 19, 2003
State of incorporation: Nevada
Description of intended operations: Holding company for other financial services subsidiaries

        CFG Commercial Real Estate Finance, LLC:
                Incorporation date: June 16, 2004 State of incorporation: Illinois
                Description of intended operations: Focus on retail, multifamily, office and industrial/
                warehouse properties.

        CFG Equipment Financial Services, LLC:
                Incorporation date: June 16, 2004
                State of incorporation: Illinois
                Description of intended operations: Provide loans and leases to assist companies in funding their business operations.

        CFG Technology Finance, LLC
                Incorporation date: June 16, 2004
                State of incorporation: Illinois
                Description of intended operations: Offer a variety of financing alternatives for companies in emerging growth technologies, including term loans and lines of credit.

        CFG Business Capital, LLC
                Incorporation date: June 16, 2004
                State of incorporation: Illinois
                Description of intended operations: As an asset based lender focusing on both asset based and structured finance opportunities for a variety of purposes including working capital loans, acquisitions and debt consolidation.

         CFG Credit Funding, LLC
                Incorporation date: June 16, 2004
                State of incorporation: Illinois
                Description of intended operations: Originate, process, service, purchase and sell credit card portfolios throughout the United States through an affiliated bank.

        CFG Trust Company, Inc.
                Incorporation date: March 1, 2004
                State of incorporation: South Carolina
                Description of intended operations: Medical receivables financing/claims factoring, and specialty installment loans, insurance premium financing as adjuncts, offered primarily to receivables financing clients, and conduit for its healthcare provider reserve accounts.

        CFG Investments, S.A.
                Incorporation date: February 11, 2004
                State of incorporation: Province of Panama, Republic of Panama
                Description of intended operations: Provide international financial services to emerging companies in Latin America and the Caribbean, and will be the vehicle that Jefferson will utilize for all international investments.

        Since inception, our business activities have been limited to the orderly compilation of data related to the current financing markets. We have not engaged in any lending activities as of the date of this Prospectus, however, the intention of CFG is making loans to businesses that meet our commercial financing criteria as set forth below. We will be required to be licensed in each jurisdiction where we intend to conduct business, however, the application and approval process will not commence until we have received funds from this offering. The Company will also be subject to other governmental regulations including but not limited to regulations pertaining to employment laws and workman’s compensation. The Company must also comply with FAA regulations and similar regulations in other countries with respect to its anticipated airline operations. We have also researched the marketplace to identify potential customers that can generate enough business for the intended initial operations. Any cash flows generated from these activities in excess of cash reserves permitted in the Company’s anticipated debt agreements will be utilized to generate additional lending facilities. We intend to rely on internally generated funds to satisfy our creditors obligations as well as our operating expenses.

        Equity in properties acquired through the use of proceeds of this offering may be utilized to collateralize credit facilities which can provide additional sources of operating capital for this purpose.

        We intend to fund these activities from a variety of available funding sources which may include, among others, capital infusions, borrowings or issuance of debt instruments (i.e. debentures) by Jefferson Capital, which may be credit enhanced via a third party guarantee or issuance of a standby letter of credit in favor of Jefferson Capital, and any other available sources of capital. We do not intend to issue any debt securities in conjunction with providing commercial financial services within the next 12 months.

        We intend to provide a broad range of financing and leasing to commercial enterprises principally in the United States, however, we intend to conduct international business in the future. . Leasing to commercial enterprises refers to leasing equipment acquired by the Company to ongoing business operations with profitable histories. Financial services which we intend to provide are lending primarily in the form of revolving credit facilities and term loans secured by the assets of the borrower. Through sales financing programs, we also intend to provide term loans and equipment and real estate financing to manufacturers, distributors, vendors and franchisors in order to facilitate product sales.

        We intend to maintain a high quality portfolio and to minimize non-earning assets and write-offs by using clearly defined underwriting criteria, stringent portfolio management techniques and by diversifying our lending activities geographically and among a range of industries, customers and loan products. Because of the intended diversity of our portfolio, we believe we are better able to manage competitive changes in our markets and to withstand the impact of deteriorating economic conditions on a regional or national basis, although there can be no assurance that competitive changes or economic conditions will not result in an adverse impact on our results of operations or financial condition.

        The following sets forth the commercial financing criteria that we will use in order to extend credit to a particular borrower.

        The commercial credit facilities of Consolidated Financial Group Services, Inc., and its subsidiaries, (“CFG”) will be underwritten on a case-by-case basis. Every credit application is unique and will be evaluated on its own merits, but there are several “minimum” criteria (set forth below), among other criteria that will be established by CFG from time to time that must be satisfied in order for CFG to extend credit to a particular borrower.

Credit Worthiness/Financial Analysis of Borrower

        CFG will conduct due diligence with respect to each borrowing entity, including certain principals, guarantors, pledgors, grantors, indemnitors, hypothecators, and the like (“Other Parties”). This will include a comprehensive review and analysis of each borrower’s structure, historical and projected financial statements, including without limitation, balance sheets, income statements, cash flow statements, credit reports, and other relevant reports and documentation. The personal credit and financial integrity of certain Other Parties will be evaluated in cases where they are required to execute guarantees, indemnification agreements, pledge agreements and/or other similar documents or agreements.

Debt Coverage Ratio

        A key component of CFGs’ underwriting evaluation is the debt coverage ratio (“DCR”). CFG will look at both historical and projected DCR with respect to each commercial credit facility and will generally not extend credit when the historical and/or projected DCR is below 1.10:1.00. The DCR is typically defined as the net income of the borrower or the investment property in question compared to the required debt service for the applicable period. Using a minimum DCR of 1.10:1.00, for example, CFG would require $1.10 in net income for each $1.00 of required debt service. Typically CFG will calculate the DCR monthly (monthly net income compared to required monthly debt service) although it may utilize other calculation periods (i.e. quarterly, semi-annually) in addition to or in lieu of monthly calculations.

Loan to Value Ratio

        Loan to Value (“LTV”) ratio is the percentage calculation of the loan amount or total credit facility divided by the value of the collateral. CFG will require, at all times, a minimum of 20% combined equity with respect to the collateral for each credit facility, and a requirement that historical and projected LTV not exceed 80%, although more restrictive percentages may be required by CFG depending on certain risk factors and other variables associated with each credit facility, including without limitation, the financial integrity and strength of the borrower and the collateral. CFG will require an appraisal or third party valuation of the collateral as required by law and in cases where the value of the collateral cannot be readily ascertained by internal methods reasonably deployed by CFG.

Debt Ratio

        The Debt Ratio compares the amount of debt/obligations that the borrower must pay (typically each month) to the amount of income it earns (typically each month). More precisely, the Debt Ratio is defined as:

      Debt Ratio = Debt Obligations / Income

        CFG will look at both the historical and projected Debt Ratios of borrowers with respect to each commercial credit facility and will generally not extend credit facilities where the Debt Ratio presently exceeds, or is projected to exceed, 40.00%.

Collateral Analysis

        The nature and type of collateral will vary, and may include, without limitation, accounts, inventory, equipment, chattel paper, general intangibles, titled collateral, real estate, fixtures, negotiable instruments, and various other types of collateral, including the proceeds thereof.

        CFG will continually analyze the collateral applicable to each credit facility prior to, during, and following origination of each credit facility, through various means, including monthly and/or periodic loan reviews. Initial and ongoing evaluations and reviews of the collateral will be necessary to determine, among other things, whether the borrower is or will be in compliance with certain financial and other covenants. Compliance certificates will be required of certain Borrowers and/or Other Parties, as the case may be.

        The following sets forth the portfolio management criteria that we will use in order to maintain a sound and quality portfolio of loans in our financial services entities.

        In order for CFG Services to maintain a quality portfolio, CFG will create from time to time carefully planned and structured portfolio management guidelines, economic models, projections and various business scenarios that will help guide its planning, operating activities and other functions. Without limiting the foregoing, CFG will develop strategic plans from time to time to examine, diversify, and limit risk concentrations within its portfolios. CFG will retain, as needed, appropriate management, staff and other personnel and/or third parties to assist it in achieving these objectives.

Policies and Procedures

        CFG Services will generate and implement various written credit policies and procedures necessary for its continued operations and for compliance with applicable federal, state and local laws, rules and regulations. These policies and procedures will pertain to, among other things, the credit process, including evaluation and underwriting of credit proposals, approval of credit proposals, documentation standards (including form of loan application, checklist items and closing deliveries), credit administration and credit collection procedures.

Credit Monitoring

        CFG Services will develop credit monitoring and control practices including portfolio characteristics analysis to track single and associated groups of persons or entities; types of credit facilities, industries and geographic regions; credit rating systems which define risk rating criteria and rates CFG Services’ risks accordingly including the classification of credits such as satisfactory, below standard or unsatisfactory or other similar terminology; credit review processes outlining the regular monitoring of borrowers and applicable procedures for re-evaluation and re-rating of credits; internal credit inspection and audit processes and procedures to ensure that credit processes and operations are in compliance with CFG Services’ policies and procedures including applicable laws, rules and regulations.

Risk Management

        CFG Services will develop a credit risk identification and management program. This program will include, among other things, the following essential elements:

o	credit risk "philosophy" governing the extent to which CFG Services is willing to assume certain types and amounts of credit risk;

o	role of the board of directors and management;

o	general areas of credit in which CFG Services is prepared to extend credit, types of credit facilities, borrowers and geographic areas;

o	levels of delegation of credit approval, and provisions pertaining to "write-off" authorizations;

o	portfolio concentration limits for the following:

o	a single person or entity;

o	a group of associated persons or entities;

o	an industrial sector;

o	a geographic region;

o	individual foreign country or class of countries;

o	one type of credit facility;

o	a class of security;

(these limits will be instituted with respect to each lending affiliate and for CFG Services as a whole)

o	portfolio diversification policies.

        We intend to conduct our intended financing business in several industries including but not limited to corporate finance, transportation, communications, commercial real estate, and medical. We also intend to provide services which include discount finances, factoring, inventory finance, and manufacturer and dealer services.

Employees

         We presently have three full time employees. The same three employees will also be responsible for operating all subsidiaries of the Company. Staffing levels will be determined as we progress and grow. We also plan to add several employees to our staff upon receipt of funding from this offering. The level of employees is primarily contingent on the level of success of this offering. Our board of directors will determine the compensation of all new employees based upon job description.

Management’s Discussion and Analysis or Plan of Operation

        The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the accompanying Notes thereto.

         At September 30, 2004, the Company did not have any holdings in real estate or any financing portfolio, however, has acquired 100% of the common stock of Panama International Air, S.A. (PIA), which has a provisional temporary operating certificate to conduct business as a passenger and cargo airline. Based upon the acquisition of PIA, we believe we will be able to establish the airline business to coincide with the intended acquisition and development of resort properties in the Caribbean (see “Business of the Company” Current Operations.). We will focus on capital appreciation of our future portfolio, and will continue the search for additional sources of capitalization and investment prospects. Management's business objective will be to invest funds generated by any and all financing activities in airline related operational expenses, income producing properties, and to create a financial services portfolio that can generate short-term gains to demonstrate the viability of the business model. We intend to use additional funds generated from property operations, sales, and financings to make selective acquisitions, both multifamily and commercial, including undeveloped acreage, with a preference for properties in markets where we will initially operate. However, because of various real estate industry conditions, including competing entities and individuals and the overall volatility of the real estate market, there is no assurance that we will be able to continue to increase the size of our portfolio.

         We intend to focus our business on airline operations, real estate development and financial services. We will concentrate on selective financial and real estate markets that we believe will yield the best possible growth opportunity based upon our analysis. Our operating strategy is specifically designed to enhance shareholder value. We expect to have a significant increase in the number of employees for the Company and its subsidiaries if and when funding is received from the offering and initial operations have commenced.

Airline and Real Estate Acquisition Objectives

        Our company will through various subsidiaries, perform all airline and real estate related services so as to create several profit centers for operations. Such services include development, management, marketing and project financing. We will strive to invest in a diversified portfolio of properties to maximize cash flow and capital preservation while realizing growth and capital appreciation.

Financial Services Objectives

        We believe that there is a growth opportunity in the financial services industry in the areas of commercial finance, consumer credit card finance and accounts receivable financing and factoring. We intend to provide commercial finance primarily in the areas of real estate, equipment and technology. Real estate finance includes acquisition finance, construction finance and capital improvement financing. Equipment finance includes providing loans and leases to assist companies in funding business operations. Technology finance includes offering emerging growth companies term loans and lines of credit.

Liquidity and Capital Resources

         Our initial principal source of cash will be the intended proceeds of the offering along with the sale of Section 1145 Securities. Section 1145 of the Bankruptcy Code exempts the original issuance of securities under a plan of reorganization from registration under the Securities Act of 1933, as amended (the“Securities Act” ) and state law. Under Section 1145, the issuance of the reorganization securities is exempt from registration if three principal requirements are satisfied: (1) the securities must be issued by a debtor, its successor, or an affiliate participating in a joint plan with a debtor, under a plan of reorganization; (2) the recipients of the securities must hold a claim against the debtor or such affiliate, an interest in the debtor or such affiliate, or a claim for an administrative expense against the debtor or such affiliate; and (3) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor or such affiliate, or “principally” in such exchange and “partly” for cash or property. The reorganization plan approved by the Bankruptcy Court and then approved by both the company’s creditors and shareholders, called for the exchange of reorganization securities in exchange for all financial claims against the company, for all pre-petition shareholdings in the company, and for all post petition investment in the company. The 1145 securities include 1,250,000 Series A Convertible Preferred Units that were authorized and approved by the Bankruptcy Court in the Order Granting Motion to Approve Shares Matrices (approved March 24, 2004) to be used by the company for the purpose of raising capital and paying other fees for services. These 1,250,000 Units are not included in the shares being registered for this offering. We will generate funds through the sale of securities being registered hereby on a self-underwritten “best efforts” basis. Liquidity after the generation of the initial funds from this offering will be dependent upon the proper management and performance of our property portfolio, and the timely collections of any outstanding loan or receivable financing, proceeds from the sale of real estate, and proceeds generated from enterprises operated by the Company. Management believes that cash on hand from the proceeds generated by the sale of securities, along with funds provided by property operations and anticipated external sources, such as property sales and other financing activities including possible loans or debentures, is sufficient to fund any needs for operating expenses, property maintenance and capital improvements as well as meet our debt service obligations. Debt service obligations include all payments to be made in connection with the acquisition of properties. Other activities include our intended ramp up of PIA. PIA operations will be staged to ensure that initial capital requirements can be met through utilizing a portion of the proceeds generated by the sale of securities and, if necessary, through loans obtained using the equity of any properties purchased by the Company. Once PIA flight operations begin, cash flow requirements for airline operations will be met by revenues generated from the routes being flown and by utilizing lines of credit backed by equity in the Company’s properties assuming PIA is operational, properties are acquired and lines of credit can be established and secured by the equity. The ramp up of the airline will proceed in four distinct steps. Initially in Step 1, funds will be utilized to finish those tasks required to complete the update of company operations, maintenance and safety manuals required for the certification process. While the certification process is being finished, the Company will begin Step 2 and lease its first aircraft and complete all necessary checks and maintenance procedures necessary to ensure its airworthiness. The first anticipated route being flown will be from Lima, Peru to Panama City, Panama to Fort Lauderdale, Florida returning to Panama City and then Lima. Step 3 will be to establish the three stations in Lima, Panama City and Ft. Lauderdale to service this route, and begin operations. Once this first route is established and generating revenue, then Step 4, expansion to other routes, will be implemented.

Operating Activities

        As of the date of this prospectus, we have not commenced active operations, however, we have taken some initial steps in implementing our business strategy. We plan to focus part of our real estate development activities on resort properties in the Caribbean and Central America. As part of a total service plan for vacationers and resort guests, not only will we be looking at the acquisition and development of resorts, we will also be looking to provide a total vacation package through the inclusion of a full service tour agency and a regional airline whose routes will be designed to service the resorts that the Company is involved with.

The Company has taken the first step in this strategy with the purchase of an international passenger and cargo airline. This was accomplished with proceeds from the exercise of warrants for the issuance of shares of our common stock. We acquired 100% of the stock of Panama International Air, S.A. for total consideration of $95,000, which has a provisional certificate to operate as a passenger and cargo airline. The certificate is temporary and will require that we complete the certification by the aviation authorities in Panama. PIA has not commenced operations as of the date of this prospectus.

        The certification process which we have started will require the following:

o	Updating the existing operations and maintenance manuals

o	Making a formal presentation to the Civil Aviation Authority of Panama that will detail the management team to lead the airline

o	Identify, purchase or lease and re-certify the aircraft to be used for operations.

        To complete the certification process we intend to employ the services of an Operations Director, Chief Pilot, Director of Customer Service, Maintenance Director and a Commercial and Financial Director. We have identified these individuals and are in the process of completing final agreements.

        In addition, we have manuals which we believe are approximately 60% completed and we are in the process of complying with current regulations which incorporate FAA regulations. As of this date, we have not entered into any purchase or lease agreement to acquire an aircraft to be used for operations.

        In addition to planned passenger operations, we can also be certified to fly cargo. We are currently conducting our due diligence with respect to determining the value of the contemplated cargo segment of the business. In order to move forward with the certification in a timely manner, the Company intends to negotiate for the lease of a 727-200 passenger aircraft to serve as our first operational aircraft. This first aircraft will fulfill the requirements for the initial route of Lima, Peru, Panama City, Panama, Ft. Lauderdale, Florida with return service to the same locations. In addition, we are seeking to identify a DC-10 aircraft available for lease which will be required for the contemplated Latin America to Europe cargo operations.

        The net proceeds of this offering will provide funds to enable us to purchase properties. It will be our general policy to acquire properties free and clear of permanent mortgage indebtedness by paying the entire purchase price of each property in cash or for equity securities, or a combination thereof, and to selectively encumber all or certain properties, if favorable financing terms are available, following acquisition. We intend to leverage properties we purchase to acquire additional properties to increase cash flow and provide further diversity. We currently have no off-balance sheet arrangements to report. In the event that this offering is not fully sold, our ability to diversify our investments will be diminished.

Dividend Policy

        We have not paid cash dividends on our common stock since inception. We currently intend to retain any future earnings for use in the expansion of the business, however, we do not intend to pay shareholder dividends. The declaration and payment of cash dividends, if any, will be at the discretion of the Board of Directors of the Company and will depend, among other things, upon our earnings, capital requirements, and financial condition.

MANAGEMENT

        Set forth below is certain information concerning the directors and executive officers of the Company. Each director shall serve one year terms until June 2005 when the Company will elect directors at its annual meeting. None of our directors serve as directors for any reporting companies.

         Mr. Cervera, Mr. Martinez, and Mr. Wood are currently full-time with the Company. Mr. Pappas and Mr. Shapiro are currently part time. Upon funding, they will begin to receive compensation. The other directors will work on a part-time basis.

Name	Age	Position	Since
Michael A. Shiffman	62	Chairman of the Board of Directors	Decemeber 1, 2003
Augustus A. Cervera	51	CEO, President and Director	Decemeber 1, 2003
Samuel L. Pappas	39	Vice President, Secretary, Director	Decemeber 1, 2003
Daniel Martinez	47	Executive Vice President, Director	Inception
Mark A. Wood	55	Vice President, Director	Inception
Jay Shapiro	41	CFO, Treasurer, Director	Decemeber 1, 2003
David Lichtenstein	56	Director	Decemeber 1, 2003
Leonard R. Davies	61	Director	Decemeber 1, 2003
Lane S. Yago	50	Director	Decemeber 1, 2003

Biographies

MICHAEL A. SHIFFMAN – Chairman of the Board of Directors

        From 1997 to present, Michael A. Shiffman has been a founding partner of Lanahan & Reilley, a California based law firm. He is an experienced and practical business lawyer in charge of the Real Estate Transactions Group. With a long history in business transactions and litigation, Mr. Shiffman now concentrates in the transactional real estate and business arena. Drawing on his experience of owning and operating real estate brokerage firms, he represents brokers for many of their business needs and helps investors with complex matters. He has sourced hundreds of millions of investment dollars for U.S.-based businesses and real estate ventures. Mr. Shiffman is adept in counseling start up businesses of all types. He provides advice on company formation, licenses, trademarks, import, export and off-shore manufacturing, as well as financing strategies. He represents wineries and wine-related businesses as general counsel. Currently, Mr. Shiffman serves as a Board Member for the Original San Francisco Toymakers & Technica, U.S.A. He formerly served as a Director of Beverly Hills Savings and Loan, a major financial institution, being appointed by the Federal Home Loan Bank. From November 2001 to May 2002, Mr. Shiffman served as an officer of Milinx Business Group, Inc. where he provided temporary officer leadership when the company became insolvent and the company required assistance in filing reports and taking necessary actions. Mr. Shiffman conducted no business and received no compensation during his tenure. Mr. Shiffman received his L.L.B from Lincoln University, magna cum laude and was class valedictorian and the editor of the Lincoln University Law Review. He has represented numerous foreign investors for their US operations and maintains strong relationships and friendships in many countries, especially in Southeast Asia.

AUGUSTUS A. CERVERA – CEO, President, Director

    From 1998 to the present, Mr. Cervera, has served as the Managing Director, President, COO and CFO of Bridge-21 Holdings, LLC, a California Limited Liability Company engaged in property and portfolio management as well as business development consulting. From 1999 to 2002, Mr. Cervera served as Executive Vice President and Strategic Financial and Business Planner for Global Medical Access, Inc. Mr. Cervera also served as COO and CFO at BioSynergy Nutriceuticals, Inc., a raw materials supplier for the nutrition industry, through 2002. Mr. Cervera has been the Treasurer for three public entities which include Charcoals Holdings, Inc. (1991 - 1992), Prescription Corporation of America, Inc. (1990 - 1991), and The Kentucky Horse Center, Inc. (1981 - 1983). Mr. Cervera attended the University of Panama, Florida International University, and the University of Miami. He has a Bachelors degree in Business Administration, and has completed several MBA courses. Mr. Cervera filed for protection from creditors under Chapter 7 of the U.S. Bankruptcy Code and received a discharge in bankruptcy in February 1991.

SAMUEL L. PAPPAS – Vice President, Secretary, Director

    From 1989 to present, Mr. Pappas has conducted business as an attorney whose practice emphasizes corporate and commercial law. He received his law degree (J.D.) in 1989 from Washington University in St. Louis and his BA in Political Science and minor in Economics in 1986 from Northwestern University in Evanston, Illinois. His emphasis was on corporate law, taxation and real estate law. He is currently licensed to practice law in the State of Illinois. From 1999-2001, Mr. Pappas was Senior Attorney for Transamerica Finance Corporation in Rosemont, Illinois where he provided legal support for Commercial Real Estate, Structured Finance and Mezzanine Finance subsidiaries. He reviewed and revised corporate policy with respect to loan originations, loan closings and statutory/regulatory matters. He also reviewed due diligence items on a day-to-day basis, restructured distressed/defaulted loans, and responded to intercreditor and various other legal issues. From 1998 to 1999, Mr. Pappas was an attorney with the Chicago law firm of Katten Muchin Zavis. He represented large institutional clients in various types of commercial real estate and financial transactions. He structured acquisitions and refinancing of industrial facilities, major shopping centers, small and medium size retail/office facilities, nursing homes, mobile home parks, and major apartment/townhouse complexes. He completed multi-state projects with extensive negotiation, preparation and diligence from start to finish and performed extensive zoning analysis for many types of properties.

DANIEL MARTINEZ – Executive Vice President, Director

    From October 2000 to present, Mr. Martinez has served as the acting President of Interaxx Technologies, Inc., a public company primarily engaged in the development of hardware and software for Internet applications, (OTCBB). Interaxx Technologies, Inc. completed a Court-approved bankruptcy under Chapter 11 on April 1, 2003. Mr. Martinez has not participated in any related party transactions with the Company. He has also served as president of the group of companies, including Jefferson Capital Interests, Inc., that emerged from the Chapter 11 bankruptcy as stand alone public companies after the successful reorganization of Interaxx, and the creation of a recovery model, which successfully harvested the new entities and helped in the preservation of the equity position of the original shareholders. From 1997 to October 2000, Mr. Martinez served as a Director and Senior Vice President of Interaxx Technologies. From 1994 to 1996 Mr. Martinez served as Chief Operating Officer for Solar Health Plans of Florida, a health care organization, achieving the company's expansion goals and increasing the patient base from 3,000 in 1994 to 18,000 in 1996, while maintaining reduced costs levels. Mr. Martinez attended Embry-Riddle University and the University of Miami's School of Business.

MARK A. WOOD – Vice President, Director

    From 1999 through November of 2001, Mr. Wood served as the Chief Technical Officer and co-founder of Immersion Entertainment Inc. Since July 2001, Mr. Wood has been a Director of the Interaxx companies and he served as Vice President of Interaxx since January 2003. He was part of the management team that developed and implemented the company's reorganization plan, which resulted in the successful emergence of the companies from Chapter 11 Bankruptcy proceedings, and the creation of Jefferson Capital Interest, Inc. Mr. Wood has not participated in any related party transactions with the Company. Mr. Wood has over 22 years hands on experience in High Tech R&D, Business Development, and Product Development and Marketing. The founder of three high tech companies, Mr. Wood has been involved in the development of the first Touch Screen Tablet Computer with embedded CD-ROM drive, the computer industry's first fully featured under $1,000.00 desktop PC, and state of the art wearable computers with virtual reality head mounted displays. He is also the inventor and developer of a mobile wireless television broadcast distribution system using virtual reality head mounted display receivers for use at live sports and entertainment events. Mr. Wood holds a Bachelor of Aerospace Engineering Degree (BAE 1971) from the Georgia Institute of Technology and a Master of Science in Ocean Engineering from Florida Atlantic University (MSOE 1977). He was a faculty member in the State University System of Florida for 4 years teaching Ocean Engineering at Florida Atlantic University, and Managing the State's Oceanographic Research Vessel Fleet.

JAY S. SHAPIRO – CFO, Treasurer, Director

    From 1987 to present, Mr. Shapiro has been a Certified Public Accountant in the State of Florida and an active member in both the American and Florida Institute of CPA’s. He graduated from the University of Central Florida in 1984 with a Bachelor of Arts and went on to earn his second Bachelors degree in Business Administration from Florida Atlantic University in 1986. Prior to forming his own firm in April 1991, Mr. Shapiro spent five years with the “Big Six” accounting firms of Coopers & Lybrand and Ernst & Young. He has consulted on a wide range of complex business, financial and tax issues and is experienced in many areas of taxation and general accounting. Mr. Shapiro has experience in real estate, hotels, restaurants, homeowner associations, manufacturing, retail, health care and many professional service firms. Since 1991 Mr. Shapiro’s firm has been offering professional services ranging from business acquisitions and valuations, corporate and individual income tax preparation, accounting and review services, IRS representation, small business consulting and personal financial planning. Mr. Shapiro also offers litigation support services, as he has been qualified as an expert witness in Broward, Palm Beach, and Dade counties in matters of commercial litigation.

DAVID LICHTENSTEIN – Director

        From 1974 to present, David Lichtenstein has been involved with all facets of Denver real estate. He earned the professional designation of Certified Residential Broker (CRB), and is also a member (CCIM) of Commercial Investment Real Estate Council through the Real Estate National Marketing Institute. He worked at Grumman Aircraft Corporation for a year before entering military service 1971 to 1974. Following his tour of duty, he moved to Denver, Colorado. >From 1974 to 1976, he worked with Moore Realty in residential re-sales, receiving his real estate license in 1974 and broker’s license in 1975. Joining Heller-Mark, 1977 to 1980, he became sales manager of the Cherry Creek office in 1978, heading a sales staff of over 30 people in residential re-sales. In 1982, Mr. Lichtenstein bought a Re/Max franchise and started his own firm under the name Re/Max Metro Properties. Within three years it had grown to three offices and 70 agents, grossing over $100 million a year in residential and commercial sales. In conjunction with the real estate sales business, he formed a construction company for luxury single family homes and a casualty insurance company. Selling his interest in Re/Max in 1989, he then joined the Builder Marketing Group and headed the residential resale division, augmenting the company’s efforts to market new housing developments and trade program. He also worked substantially with commercial banks and savings and loan firms on foreclosures – marketing and sales of commercial and bulk residential real estate properties, which eventually lead him to become involved in commercial real estate. In 1991 he opened Lichtenstein & Co / Metro Brokers specializing in commercial real estate along with building construction. In 2000, Mr. Lichtenstein refocused his business to pursue residential real estate brokerage. Mr. Lichtenstein graduated from New York University in 1970.

LEONARD R. DAVIES - Director

    From 1981 to present, Mr. Davies has acted as the Managing Director of International Merchant Bank Limited, a small, privately owned, restricted license offshore bank, incorporated and operated in the Bahamas since 1965. Mr. Davies was born in Sydney, Australia in 1943 and was educated at James Cook Memorial College. He qualified as an Australian Chartered Accountant in 1970. He worked for Price Waterhouse in Sydney for several years before moving to Nassau in The Bahamas in 1973 and worked for Price Waterhouse there until 1977. From 1978 to 1981 he was the Controller of the Bank of New Providence, a Bahamian bank, 50% owned by Chemical Bank at that time. Mr. Davies was admitted to the Institute of Chartered Accountants in The Bahamas in 1978. He is a licensed Bahamas Chartered Accountant. Mr. Davies is the major shareholder in Brittany Investment Company Limited, a licensed Bahamian Financial Service Provider. He is experienced in all phases of financial services, offshore company incorporation and management.

LANE S. YAGO - Director

    Mr. Yago currently serves as a director of the Company. From October 2001 to October 2002, Mr. Yago was Technology Team Leader for Jones & Stokes. From October 2000 to June 2001 he was Vice President, Business Development of Montclare Technologies where he took over all sales and marketing activities in this technology-driven Internet consulting company and brought the company through its largest quarter in its history. >From February 2000 to August 2000, Mr. Yago was Chief Web Officer and President of the Accelerator Group Newhouse Consulting. He joined this young management consulting group initially to create their virtual infrastructure enabling the organization to collaborate without a central office via the browser. From August 1999 to January 2000, he was co-founder and CEO of The Continuing Education Channel.com, where he conceptualized the business model. Mr. Yago obtained his degree in 1999 from the JFK School of Management, Entrepreneurial Excellence Program. In 1978, he was enrolled in the M.S/Ph.D. graduate program, Pharmacology, University of Southern California and left the program prior to completion to join Analytichem Int'l. He received his B.S. Chemistry & Biochemistry from the University of Maryland in 1976.

Summary Compensation Table

        The following table sets forth information concerning the aggregate compensation paid or to be paid by the Company to its executive officers.

	Annual Compensation			Long-Term Compensation Awards		All Other Compensation
Name	Fiscal Year	Salary	Bonus	Restricted Stock Awards ($) (#)		Securities Underlying Options	Matching 401k	Group Life Insurance Premium
Augustus A. Cervera	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Samuel L. Pappas	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Daniel Martinez	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Mark Wood	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Jay Shapiro	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Michael Shiffman	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Leonard Davies	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

David Lichtenstein	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Lane Yago	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

We may hire additional executive employees and/or change the compensation paid to and benefits received by our current executive employees, as our Board of Directors deems advisable or necessary. We plan to reimburse our executive employees for all travel expenses incurred in connection with the business of the Company. To date, the Company’s Board of Directors has not adopted any retirement, pension, profit sharing or other similar programs for our executive employees.

Future Compensation

        Upon approval of our Board of Directors, we may increase the current levels of compensation to employees, officers, or directors either through the use of additional wages, incentive programs, restricted stock awards, or otherwise. Currently, no shares have been authorized for issuance under any equity compensation plan. For serving the next one year term, each director is entitled to 50,000 options exercisable at $.50 per share of common stock, however, the options may not be exercised before March 15, 2005, but must be exercised prior to March 14, 2006. We also intend to commence an Executive Compensation Agreement (the "Agreement") to be entered into by our executives upon funding of the offering. The Agreement will provide for a one year term with base compensation for the duties associated with each executives' job description. Pursuant to the Agreement, each executive will, subject to individual performance, be eligible for potential bonuses to be determined by the Board. The executive shall be entitled to participate in all medical and hospitalization plans, group life insurance and any other benefit plans made available to all officers and directors. We have also commenced an Executive Compensation Agreement for the members of our Board of Directors. This agreement provides for $24,000.00 annual directors fees for active directors. There is no current public trading market for the Company's securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In May of 2004, shares of our common stock were transferred to the current officers and directors of the Company pursuant to the Reorganization Agreement. As per Corporate Resolution dated January 28, 2004, our Board of Directors approved an extension of the expiration dates for the Warrants, as follows: A Warrant - exercise date April 14, 2005; B Warrant - exercise date August 16, 2005; C Warrant - exercise date November 15, 2005. Under this Corporate Resolution the Board of Directors also approved a modification of the price of all warrants for a period of 30 days after the official mailing of a letter informing shareholders of the modification as follows: The approved exercise prices for this temporary discount were: A Warrant - $2.00; B Warrant - $4.00; C Warrant - $6.00. The Warrants which were exercised were part of the Series A Convertible Preferred Units given to our shareholders as a result of the bankruptcy. All unitholders were given the opportunity to exercise the A, B and C warrant contained in each Unit at a one-time discount to each Warrant’s respective price. On March 23, 2004, 21,010 Series A Convertible Preferred Units were issued pursuant to the final audit of original Interaxx shareholders returning stock certificates to our bankruptcy attorney. On April 30, 2004, the Shepherd Group exercised 35,000 A Warrants and 35,000 B Warrants pursuant to an allowance by our Board of Directors under corporate resolution dated January 28, 2004. No options were granted. None of the Warrants were exercised by any of our executive officers.

        The following table represents the result of the exercise as of the closing date of April 10, 2004.

NUMBER OF SHAREHOLDERS	AMOUNT RECEIVED	UNITS WITH WARRANTS	SHARES ISSUED
9 Shareholders	$227,070.04	37,845	113,535
Total	$227,070.04	37,845	113,535

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information as of the date of this prospectus with respect to the beneficial ownership of our common stock by each beneficial owner of more than 5% of the outstanding shares of common stock of the Company, each director, each executive officer named in the “Summary Compensation Table” and all executive officers and directors of the Company as a group, and sets forth the number of shares of common stock owned by each such person and group. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

		Percentage of Outstanding Common Stock Owned
Name of Beneficial Owner	Number of Shares Beneficially Owned	Before Offering	After Offering	After Exercise of All Warrants
Augustus Cervera (1)	3,890,487	58.60%	45.04%	29.04%

Samuel L. Pappas	625,132	9.42%	7.24%	4.67%

Daniel Martinez	1,250,264	18.83%	14.47%	9.33%

Mark A. Wood	312,566	4.71%	3.62%	2.33%

Jay Shapiro	312,566	4.71%	3.62%	2.33%

Michael Shiffman	0	0%	0%	0%

Leonard Davies	0	0%	0%	0%

David Lichtenstein	0	0%	0%	0%

Lane S. Yago	0	0%	0%	0%

All directors and executive officers
as a group (9 persons) (2)	6,391,015	96.27%	73.98%	47.70%

(1) Includes shares held by Augustus Cervera as escrow agent. Mr. Cervera has voting control of all these shares.
(2) There are no arrangements which may result in a change of control.

DESCRIPTION OF SECURITIES

Common Stock

        The authorized common stock of the Company consists of 35,000,000 shares, with each share having a par value of $.001. As of the date of this Prospectus, there were 6,877,617 common shares issued and outstanding, there were also 1,022,547 Series A Convertible Preferred Units issued and outstanding. There were approximately 25 holders of common stock as of the date of this Prospectus. There were approximately 500 holders of Series A Convertible Preferred Units. Two million shares of common stock are being offered pursuant to this registration.

        Holders of common stock are entitled to one vote per share on all matters submitted to a vote of our shareholders and may not cumulate votes for the election of directors. Holders of the common stock have the right to receive dividends when, as, and if declared by the board of directors from funds legally available. Upon liquidation of the Company, holders of the common stock are entitled to share pro rata in any assets available for distribution to shareholders after payment of all obligations of the Company. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All shares of common stock have equal rights and preferences.

Series A Convertible Preferred Units and Warrants

Description of the Series A Convertible Preferred Unit and Exercise Provisions:

        The Series A Convertible Preferred Unit (the "Unit") is a security that is five (5) securities in one. In the event one or more of the four embedded, non-tradable and strippable securities have been exercised, purchased or converted, the Unit becomes a "Stripped Unit" and is not tradable. A Unit is only tradable in the event that a market develops and only where the number of Units represented by the Unit Certificate remains equal to the four embedded securities. THIS IS A STRIPPED UNIT CERTIFICATE AND IS NOT TRADABLE. "Stripped" means that where any one of the Series A Convertible Preferred Units, A Warrant, B Warrant and C Warrant have been purchased, converted or exercised, the Unit is no longer tradable in its original amount because it is no longer a whole Unit. The underlying Common Stock that these securities can be converted into is freely tradable shares pursuant to Section 1145.

        In the event any of the embedded securities are exercised, purchased or otherwise stripped from the Unit, a new tradable Unit Certificate is to be issued to the holder for the remaining equal parts; if any. A non-tradable Stripped Unit Certificate will be issued to the holder for the remaining unequal parts. On November 16, 2005, unless extended by the Company, all outstanding Unit Certificates will be called thereby expiring the unexercised Warrants and issuing Common Stock to the holder in exchange for the unconverted Series A Convertible Preferred Units that is to be deemed converted. There are no trading restrictions on the converted Common Stock.

        The Series A Convertible Preferred Unit consists of four embedded securities: one (1) share of common stock and three (3) common stock Warrants.

        The Series A Convertible Units were approved in bankruptcy as a means for former shareholders and creditors to maintain an interest in the post-petition companies by receiving one Unit for each share held or in the case of creditors one Unit for each $2.00 in debt. In addition, the Warrants serve as a self-capitalizing device for each of the companies since each Unit has the potential to raise $16.50 for the Company. The Unit structure requires that two Warrants must be exercised prior to releasing the share of common and the two additional shares of common from the Warrant exercise. This means that a minimum of $9.00 is required to receive three shares. This creates a cost basis of $3.00 per share and because our offering is priced at $3.00, precludes speculators from using the Units to short sell the shares.

        The A Warrant must be exercised at $3.50 before midnight April 14, 2005 unless extended by the Company.

        The B Warrant must be exercised at a price of $5.50 before midnight August 16, 2005 unless extended by the Company.

        The C Warrant must be exercised at a price of $7.50 before midnight November 15, 2005, unless extended by the Company.

        Each Warrant exercised entitles the holder to one share of common stock.

        As part of the plan of reorganization, 94,846 Series A Convertible Preferred Units (the "Units") were approved for issuance to creditors and subsequently 246,994 Units were approved to be issued to the Shepherd Group. The common share component of the Units was to be issued to the creditors who retained the balance of the stripped Unit and the Shepherd Group and both retained the balance of the stripped Unit. The shares have been issued and 35,000 stripped units were issued September 2004, and the remainder 211,994 stripped units were issued in October 2004. The A, B and C Warrants contained in the stripped Unit are exercisable under the same terms as all other Units approved in the reorganization. The Board of Directors approved the issuance of three shares for each two shares held by the creditors and the Shepherd Group based on the fact that the shares would be restricted securities in accordance with Rule 144 as opposed to freely tradeable as 1145 securities.

        The Board of Directors took this action to protect the initial trading market, if any, in the Company's common stock. With restricted shares, the market would not be negatively impacted with the potential sale of the large number of shares held by these two groups.

Other Securities

        Although the approved bankruptcy reorganization security is a Series A Convertible Preferred Unit, there are currently no preferred shares or other debt or equity securities issued or outstanding. Pursuant to an amendment to the articles of incorporation, we are currently authorized to issue up to 15,000,000 shares of preferred stock, the rights and preferences of such will be determined by the board of directors.

Transfer Agent and Registrar

        The Transfer Agent for the common stock is: Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

Where You Can Find Additional Information

        For further information with respect to the Company and the shares offered hereby, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the Commission’s principal office location at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. You may also obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains a site at http://www.sec.gov that contains information regarding registrants that file electronically with the Commission.

Delivery of Annual Reports to Shareholders

        We will not send annual reports including audited financial statements to shareholders. We will be required to file reports with the Securities and Exchange Commission. Such reports include Form 10K-SB, Form 10Q-SB, Form 8-K and proxy forms pursuant to Section 14 of the Exchange Act of 1934, as amended. Shareholders may obtain any of these reports, including annual audited financial statements on Form 10K-SB, online at www.sec.gov.

PLAN OF DISTRIBUTION

        We are offering 2,000,000 shares of common stock through our officers and directors on a “best efforts” basis at a purchase price of $3.00 per share. This offering will begin as of the date of this Prospectus and will expire whenever all of the shares are sold, or 12 months after the date of the Prospectus, whichever comes first. We are managing this offering without an underwriter. The shares will be offered and sold by all of our officers none of whom are subject to the disqualification provisions of Rule 3a4-1. These officers will not receive a sales commission or other compensation, except for reimbursement of expenses actually incurred on behalf of our Company for such activities. In connection with their efforts, they will rely on the safe harbor provisions of Rule 3a4-1 of the Securities and Exchange Act of 1934. Generally speaking, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the 1934 Act for associated persons of an issuer. No one has made any commitment to purchase any or all of the shares. Rather, the officers and directors will use their best efforts to find purchasers for the shares. We cannot state how many shares will successfully be sold. None of the officers are subject to the statutory disqualification as defined in 3(a)(39) of the Act. In addition, none of the selling officers are associated persons with a broker/dealer and each selling officer meets all of the following conditions:

(a)	Each officer primarily performs substantial duties for the Company other than in connection with transactions in securities.

(b)	Each officer was not a broker/dealer or associated with a broker/dealer in the preceding 12 months.

(c)	Each officer does not participate in selling securities of any issuer more than once every 12 months

        No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and if given or made, that information or representation must not be relied on as having been authorized by our Company. This prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities to any person in any jurisdiction in which that offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances, create any implication that the information in this Prospectus is correct as of any date later than the date of this Prospectus.

        Purchasers of shares either in this offering or in any subsequent trading market that may develop must be residents of states in which the securities are registered or exempt from registration. Some of the exemptions are self-executing, that is to say that there are no notice or filing requirements, and compliance with the conditions of the exemption render exemption applicable.

        We reserve the right to reject any subscription in full or in part and to terminate this offering at any time. Once the minimum offering amount has been subscribed for, officers, directors, present stockholders of the Company and persons associated with them may purchase some of the shares. However, officers, directors, and their affiliates shall not be permitted to purchase more than 20% of the shares being sold and such purchases will be held for investment and not for resale. In addition, no proceeds from this offering will be used to finance any such purchases.

Our Shares are Subject to the "Penny Stock Rules"

        Our securities are subject to the SEC's "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. And, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These rules may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market.

Disclosure of Commission Position On Indemnification For Securities Act Liabilities

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Market for Common Equity and Related Stockholder Matters

         Prior to this offering, there has been no public market for our common stock. At the present time neither any National Securities Exchange nor the NASDAQ stock market lists the securities offered. There is no public trading market for the common stock of our Company. There are outstanding 6,877,617 common shares as of the date of this Prospectus and there are approximately 25 shareholders. We are currently offering 2,000,000 common shares through this offering. There are currently a total of 1,234,541 Series A Convertible Preferred Units outstanding; consisting of: 889,856 Series A Convertible Preferred Units containing the common share component and Warrants A, B, and C; there are 306,840 stripped Units containing only Warrants A, B, and C; and there are 37,845 stripped Units containing only Warrant C; issued and outstanding. The Series A Convertible Preferred Unit consists of four embedded securities: one (1) share of common stock and three (3) common stock Warrants. The Unit structure requires that two Warrants must be exercised prior to releasing the share of common and the two additional shares of common from the Warrant exercise. This means that a minimum of $9.00 is required to receive three shares. Warrants A, B, and C are convertible into our common stock at a price of $3.50, $5.50 and $7.50, respectively. Upon exercising any warrant or the release of the embedded share of common stock, the unit becomes known as stripped unit. We have registered no shares in this offering for any selling security holder. No additional shares will be eligible for sale under Rule 144 which could have a material adverse effect on the market price of our securities.

LITIGATION

        As of the date of this Prospectus, neither the Company nor any of our officers or directors is involved in any litigation either as plaintiffs or defendants. As of this date, there is not any threatened or pending litigation against us or any of our officers or directors.

LEGAL OPINIONS

        Mark C. Perry, P.A., 2455 E. Sunrise Boulevard, Suite 905,Fort Lauderdale, Florida, 33044 has passed upon the validity of the issuance of our shares of common stock being offered.

EXPERTS

        Our financial statements for the year ended December 31, 2003 and interim period ended September 30, 2004 appearing in this Prospectus have been included in reliance on the report of Berkovits Lago & Co., LLP, 8211 W. Broward Boulevard, Ft. Lauderdale, Florida 33324 independent auditors, given upon the authority of said firm as experts in auditing and accounting. Our prior auditor, Chinye & Company, was initially engaged on February 18, 2004 and resigned based on not being PCAOB approved with the SEC. Their report did not contain an adverse opinion and there were no disagreements between the prior and current auditors as to accounting principles or practices, financial statement disclosure or auditing scope or procedure. The board of directors approved the decision to change auditors. The auditor had no comment or concern on internal controls nor did the auditor receive any information causing him not to rely on management's representations. There were no disagreements between our board of directors and the prior auditor. The prior auditor has responded fully to all inquiries of the current auditor who was retained on June 1, 2004. There were no issues of disagreement and the current auditor did not provide any written observations other than the auditor's report.

WE HAVE NOT AUTHORIZED ANY DEALER,
SALESPERSON OR OTHER PERSON
TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT JEFFERSON CAPITAL INTERESTS, INC. EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. UNTIL ________, 2006, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS‘ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.	PROSPECTUS JEFFERSON CAPITAL INTERESTS, INC. 2,000,000 Shares Common Stock January__, 2005

-i-

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
FINANCIAL STATEMENTS
DECEMBER 31, 2003
RESTATED

-ii-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Jefferson Capital Interests, Inc.
Naples, Florida

We have audited the accompanying balance sheet of Jefferson Capital Interests, Inc. (a Development Stage Company) as of December 31, 2003, and the related statements of operations, stockholders’ deficit and cash flows for the year then ended and for the period from December 26, 2002 (inception) to December 31, 2003. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jefferson Capital Interests, Inc., as of December 31, 2003, and the results of its operations and its cash flows for the period then ended and for the period from December 26, 2002 (inception) to December 31, 2003 in conformity with United States generally accepted accounting principles.

As disclosed in Note 7, of the Notes to the financial Statements, the accompanying balance sheet, and the related statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2003 have been restated to give effect to the change in accounting treatment for the acquisition of Bridge-21 Holdings Inc., and Subsidiaries.

Berkovits, Lago & Company, LLP

BY: /S/ Berkovits, Lago & Company, LLP
——————————————————
Berkovits, Lago & Company, LLP
Fort Lauderdale, Florida
June 8, 2004, except for
Note 7, as to which the date
is December 17, 2004

F-1

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
BALANCE SHEET
DECEMBER 31, 2003
AS RESTATED

ASSETS
CURRENT ASSETS:
Cash	$219

Total current assets	$219

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accrued Interest Payable	$150
Debenture note payable	10,000

Total current liabilities	10,150

STOCKHOLDERS' DEFICIT:
Series A Convertible Preferred Units, no par value, 3,761,537
authorized, 2,511,537 issued and outstanding	25
Preferred Stock, $.001 par value, 15,000,000 shares
authorized, none issued and outstanding	-
Common stock, $.001 par value, 35,000,000 shares
authorized, 94,846 shares issued and outstanding	95
Additional paid-in-capital	75
Deficit accumulated during development stage	(10,126)

Total stockholders' deficit	(9,931)

Total liabilities and stockholders' deficit	$219

The accompanying notes are an integral part of these financial statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS
AS RESTATED

	For the year ended December 31, 2003	Cumulative from December 26, 2002 (inception) to December 31, 2003
REVENUES	$--	$--

START-UP EXPENSES:
Interest Expense	150	150
Legal fees	5,000	5,000
Other start-up expenses	4,976	4,976

	10,126	10,126

NET LOSS	$(10,126)	$(10,126)

Loss per share of common stock
outstanding - basic and diluted	$0.11	$0.11

Weighted average number of shares
outstanding - basic and diluted	94,846	94,846

The accompanying notes are an integral part of these financial statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
Statement of Stockholders' Deficit
For the period from December 26, 2002 (inception) to December 31, 2003
AS RESTATED

	SERIES A CONVENTIBLE PREFERRED UNITS		STRIPPED SERIES A CONVERTIBLE PREFERRED UNITS WITH WARRANTS A, B, C			PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID-IN	DEFICIT ACCUMULATED DURING THE DEVELOPMENT
	UNITS	AMOUNT	UNITS		AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	STAGE	TOTAL
Balances at December 26, 2002	--	$--			$--	--	$--	--	$--	$--	$--	$--
Series A Convertible Preferred Units
issued to shareholders and vendors
per bankruptcy proceedings	2,511,537	25		--	--	--	--	--	--	(25)	--	--
Stockholder contribution	--	--		--	--	--	--	--	--	100	--	100
Common stock issued to vendors in
bankruptcy along with stripped Series A
Convertible Preferred Units	(94,846)	(1)		94,846	1	--	--	94,846	95	--	--	95
Net loss	--	--		--	--	--	--	--	--	--	(10,126)	(10,126)

Balances at December 31, 2003	2,416,691	$24	94,846		$1	--	$--	94,846	$95	$75	$(10,126)	$(9,931)

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
AS RESTATED

	For the year ended December 31, 2003	Cumulative from December 26, 2002 (inception) to December 31, 2003
OPERATING ACTIVITIES:
Net loss	$(10,126)	$(10,126)
Adjustments to reconcile net loss to net cash used in operating activites
Issuance of Stock	95	95
Change in liabilities:
Increase in:
Accrued interest payable	150	150

NET CASH USED IN OPERATING ACTIVITIES	(9,881)	(9,881)

FINANCING ACTIVITIES:
Proceeds from debenture notes	10,000	10,000
Shareholder contribution	100	100

NET CASH PROVIDED BY FINANCING ACTIVITIES	10,100	10,100

NET INCREASE IN CASH	219	219
CASH:
Beginning of period	--	--

End of period	$219	$219

Supplemental Disclosure:
Non cash financing activities:
Issuance of stripped common stock to creditors	$95	$95

Issuance of 2,511,537 units to creditors and former
shareholders of Interaxx	$25	$25

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2003

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Jefferson Capital Interests, Inc. (the “Company”) was incorporated on December 26, 2002 as a Maryland corporation. The Company is one of four stand alone entities resulting from a second joint plan of reorganization filed under Chapter 11 by Interaxx Technologies, Inc. (bankruptcy case #99-32829-BKC-PGH) and Interaxx Network, Inc. (bankruptcy case #99-31551-BKC-PGH). The Company was one of four entities formed for the purpose of making a diversified distribution of securities to the existing shareholders and creditors of the reorganized companies. Under such plan, the Company distributed reorganization securities pursuant to an exemption under Section 1145 of the Bankruptcy Code (1145 Units) (see Note 3). Jefferson Capital Interests, Inc., is not a successor to Interaxx nor will it continue any part of the Interaxx’s business. The Company was organized to pursue opportunities in the financial services, real estate, and securities markets.

On November 30, 2003, the Company completed a reorganization agreement with Bridge-21 Holdings, Inc. and subsidiaries (“B21“a Florida Corporation) which was formed with the explicit intent of providing financial services, as well, as real estate services. B-21 subsidiaries included: Bridge-21 Partners, LLC, Bridge-21 Development, LLC, Bridge-21 Management, LLC, all formed September 11, 2003, Global Real Estate Advisory Services, LLC, formed August 19, 2003, Consolidated Financial Group Services, Inc., formed November 19, 2003. The Board of Directors of both companies approved such agreement on December 1, 2003 with an effective date of November 30, 2003. The Board authorized the issuance of 6,251,322 shares of common stock to effect the agreement. Such shares were not issued to stockholders of B21 until May of 2004, accordingly the acquisition has not been reflected in the accompanying restated financial statements.

Neither, the Company or B21 have any holdings in real estate or any financing portfolio. B21 has been in negotiations for several months with various corporations to form corporate alliances that would provide funding for its financing activities as well as facilities for credit enhancements so that the company can secure favorable lines of credits for investment purposes.

Cash and Cash Equivalents

For the purposes of reporting cash flows, the company considers, cash on hand, cash on deposit, money market funds (if any) and certificates of deposit with original maturities of less than three months (if any) to be cash equivalents.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2003

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loss per share

The Company follows the guidelines of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128) in calculating its loss per share. Basic loss per share (“LPS”) is computed using the weighted average number of common shares outstanding during the period. Diluted LPS is computed using the weighted average number of common and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of common stock that is issuable upon the exercise of warrants. No adjustments to earnings were made for purposes of per share calculations. The Company has a reported loss. As a result any common stock issuable upon the exercise of warrants have been excluded from the calculation of LPS because its inclusion would be anti-dilutive.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affects certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Income Taxes

The Company follows Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NOTE 2 – DEBENTURE NOTE PAYABLE

On November 14, 2003, the Company signed a one-year promissory note in the sum of $10,000, at 12% annual interest rate payable quarterly. The Lender has the option to exchange the unpaid principal sum and all accrued interest for common shares of the Company at a rate not greater than $1.00 per share or at a percentage equal to one third of the trading value of the common shares should the common shares be trading at less than $3.00 per share at time of conversion. Debenture will be convertible on November 14th, 2004. In accordance with EITF 98-5, no beneficial conversion feature exists with respect to this debenture since the stock was not trading as of November 14, 2003, consequently the fair market value is zero.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2003

NOTE 3 – STOCKHOLDERS’ EQUITY

As part of the Amended Reorganization Plan, the Company was authorized to issue a total of 3,761,537 Series A Convertible Preferred Units under Section 1145 of the United States Title 11 Bankruptcy Code. As of December 31, 2003, a total of 2,511,537 Series A Convertible Preferred Units consisting of one embedded share of common stock and Warrants A, B, and C, were issued. Series A Convertible Preferred Units are not actual issuance of common stock but the right to receive common stock upon the exercise of the attached warrants. At December 31, 2003, 2,416,691 complete Series A Convertible Preferred Units that included the common share component were outstanding. Creditors’ units in the amount of 94,846 had been stripped of the common stock share component to issue certificates of shares of common stock per a March 2003 arrangement with the creditors. As a result these 94,846 Series A Preferred Units of the creditors only contained Warrants A, B, and C. As of December 31, 2003, 94,846 shares of common stock were issued to holders of 1145 units, and were outstanding.

NOTE 4 — DEVELOPMENT STAGE COMPANY

Operations prior to December 31, 2003 were devoted primarily to reorganization, sourcing of capital, and corporate alliances, as well as other administrative functions. Under Financial Accounting Standard Number 7, the Company is considered a development stage enterprise.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2003

NOTE 5 – INCOME TAXES

The difference between the tax benefit rate and the statutory rates is as follows:

	For the year Ended December 31, 2003	Cumulative from December 26, 2002 (inception) to December 31, 2003
Statutory tax benefit rate	35%	35%
Inability to utilize operating loss carry forward	(35%)	(35%)

Effective tax benefit rate	--	--

The deferred tax benefit is comprised of the following:

	For the year Ended December 31, 2003	Cumulative from December 26, 2002 (inception) to December 31,2003
Deferred tax benefit:
Income tax deferred	$ 3,492	$ 3,492
Less: valuation allowance	(3,492)	(3,492)

	--	--

At December 31, 2003 the Company has approximately $10,000 of operating loss carry forwards expiring in 2018.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2003

NOTE 6 – SUBSEQUENT EVENT

Acquisition

In May 2004, as disclosed in note 1, the Company issued 6,251,322 shares of common stock in exchange for all the issued and outstanding shares of Bridge-21 Holdings, Inc. and subsidiaries. B-21 subsidiaries included: Bridge-21 Partners, LLC, Bridge-21 Development, LLC, Bridge-21 Management, LLC, all formed September 11, 2003, Global Real Estate Advisory Services, LLC, formed August 19, 2003, Consolidated Financial Group Services, Inc. (CFG), formed November 19, 2003. In addition the following companies that formed part of the CFG Services group of companies were formed: CFG Investments, S. A., formed February 11, 2004, CFG Trust Company, Inc., formed March 1, 2004, CFG Business Capital, LLC, CFG Technology Finance, LLC, CFG Credit Funding, LLC, CFG Commercial Real Estate Finance, LLC, and CFG Equipment Financial Services, LLC, formed June 16, 2004. This acquisition will be accounted for as a capital transaction.

On August 8, 2004, the Board of Directors approved the acquisition of 100% of the outstanding stock of Panama International Air, S.A., (PIA) a Panama company that has as its asset a Temporary Operation Certificate, to operate as a scheduled passenger, cargo and mail airline. The Company completed the transaction through its Panama subsidiary CFG Investments, S.A., on August 30, 2004.

PIA was incorporated in Panama, Republic of Panama, on January 13, 1998. PIA has never commenced operations as a scheduled airline. The process of updating operating manuals, maintenance manuals, hiring management personnel, operating personnel including pilots and crew, along with the identification of aircraft to be used is part of the ongoing certification process to obtain an Airline Operations Certificate.

Promissory Note

On February 8, 2004, the Company signed a one-year unsecured promissory note in the sum of $25,000, at 12% annual interest rate payable quarterly. The Lender has the option to exchange the unpaid principal sum and all accrued interest for 56,000 options of the Company’s common stock (with associated warrants A, B and C). This debenture will become convertible on February 8, 2005. In accordance with EITF 98-5, no beneficial conversion feature exists with respect to this debenture since the stock was not trading as of February 8, 2004, consequently the fair value is zero.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2003

NOTE 6 – SUBSEQUENT EVENT (continued)

Stockholders’ Equity

Under a resolution dated December 15, 2003, the Board of Directors authorized the issuance of 3 for 2 common restricted stocks to the holders of 94,846 Stripped Common Stock Shares, which were issued May 7, 2004. The board also authorized the issuance of 246,994 Series A Convertible Preferred Units to a group of shareholders known as the Shepherd Group that were the financial supporters of the bankruptcy proceedings, and subsequently the stripping of the common share component and the 3 for 2 split that resulted in the issuance of 370,491 shares of common stock on May 7, 2004. The Series A Convertible Preferred units certificates with embedded warrants A, B, and C have not yet been issued.

On January 28, 2004, the Board of Directors approved a plan to modify the exercise price of the three Warrants (Warrants A, B, & C) for a limited 30 day period of time, in order to enable the shareholders to convert the warrants to free trading shares of stock at an average price which the Board believe will be below the initial offering of the SB-2 filing. For those shareholders who exercise warrants within a 30-day period, the prices will be discounted by $1.50 per Warrant. Thus, the A Warrant may be exercised for $2.00, the B Warrant may be exercised for $4.00 and the C Warrant may be exercised for $6.00. At the closing date of April 10, 2004, the holders of 37,845 units exercised Warrants A and B thus releasing the common share embedded with the unit. This exercise resulted in the issuance of 113,535 shares of common stock which raised approximately $227,000 of working capital for the company.

Subsequent to the balance date, the company performed a complete review and recall, canceling and reissuing of the correct number of shares and warrant units as agreed under the terms of the Reorganization Agreement with B21. After the issuance of all common shares as of June 30, 2004, the resulting number of common shares and warrants units actually outstanding is 6,877,617 Common Stock Shares and 987,547 Series A Convertible Preferred Units.

The certificates for the Series A Convertible Preferred Units, awarded to the Shepherd Group pursuant to Board of Directors resolution dated December 15, 2003, for a total of 246,994 Series A Convertible Preferred Units, were issued as follows: 35,000 “stripped” Series A Convertible Preferred Units containing only the Warrant C, issued in September 2004, because the holders had decided to exercise Warrants A and B under the above referred exercise plan; and 211,994 “stripped” Series A Convertible Preferred Units containing only Warrants A, B, and C, issued in October 2004.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2003

NOTE 6 – SUBSEQUENT EVENT (continued)

On November 15, 2004, the holder of the $10,000 promissory note dated November 14, 2003, exercised his option to convert principal and interest for a total amount of $11,200, into 11,200 shares of common stock at the rate of $1.00 per share of common stock. The certificates were issued December 8, 2004.

NOTE 7 – RECALL OF ORIGINAL FINANCIAL STATEMENTS

Subsequent to the issuance of the December 31, 2003 financial statements, the Company reversed the transactions which had originally recognized the acquisition of Bridge-21 Holdings, Inc., and subsidiaries. This recognition caused an impairment loss of ($5,651) to be reflected in the statement of operations. Originally, the net loss including this impairment of goodwill expense was ($15,627) for the year ended December 31, 2003 and cumulative from December 26, 2002 (inception) to December 31, 2003. The loss per share of common stock outstanding – basic and diluted was ($0.16) for the year ended December 31, 2003 and cumulative from December 26, 2002 (inception) to December 31, 2003.

Furthermore, the Company has recognized accrued interest of $150 on its debenture note payable as of December 31, 2003, which had not been previously recognized.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004

-i-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Jefferson Capital Interests, Inc., and Subsidiaries
Naples, Florida

We have reviewed the accompanying consolidated balance sheet of Jefferson Capital Interests, Inc. and Subsidiaries (a Development Stage Company) as of September 30, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the nine month period ended September 30, 2004. These interim financial statements are the responsibility of management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.

Berkovits, Lago & Company, LLP BY: /S/ Berkovits, Lago & Company, LLP ————————————————— Berkovits, Lago & Company, LLP Fort Lauderdale, Florida December 17, 2004

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2004
(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$34,330

Total Current Assets	34,330

Intangible asset - Temporary Airline Operations Certificate	95,000

Total Assets	$129,330

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,290
Accrued interest payable	3,000
Debenture notes payable	35,000

Total current liabilities	39,290

STOCKHOLDER'S EQUITY:
Series A Convertible Preferred Units, no par value, 3,761,537
authorized 1,022,547 issued and outstanding	10
Preferred stock, $.001 par value, 15,000,000 shares
authorized, none issued and outstanding	--
Common stock, $.001 par value, 35,000,000 shares
authorized, 6,877,617 shares issued and outstanding	6,878
Additional paid-in-capital	221,395
Deficit accumulated during the development stage	(138,243)

Total stockholders' equity	90,040

Total liabilities and stockholders' equity	$129,330

The accompanying notes and the review report of the
independent registered public accounting firm are an integral part of these financial statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the nine months ended September 30, 2004	Cumulative from December 26, 2002 (inception) to September 30, 2004
REVENUES	$--	$--

EXPENSES:
Administrative Fees/Shepherd Group and Creditors	418	418
Bank service charges	784	784
Other start-up expenses	9,931	14,907
Executive compensation/Directors Fees	36,500	36,500
Filing agent fees	3,206	3,206
Interest expense	2,850	3,000
Dues & Subscriptions	600	600
Licenses & Permits	779	779
Office supplies	3,119	3,119
Postage and Delivery	533	533
Professional fees	47,160	52,160
Taxes	300	300
Telephone	1,339	1,339
Travel	18,763	18,763
Web Site	1,835	1,835

TOTAL EXPENSES:	128,117	138,243

NET LOSS	$(128,117)	$(138,243)

Loss per share of common stock outstanding-basic and diluted	$(0.05)	$(0.16)

Weighted average number of shares outstanding-basic and diluted	2,416,344	854,609

The accompanying notes and the review report of the
independent registered public accounting firm are an integral part of these financial statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the period from December 31, 2003 to September 30, 2004

	SERIES A CONVERTIBLE PREFERRED UNITS WITH COMMON STOCK SHARE & WARRANTS A, B AND C		SERIES A CONVERTIBLE PREFERRED UNITS WITH ONLY WARRANTS A, B, AND C		SERIES A CONVERTIBLE PREFERRED UNITS WITH WARRANT C ONLY		PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID-IN	DEFICIT ACCUMULATED DURING THE DEVELOPMENT
	UNITS	AMOUNT	UNITS	AMOUNT	UNITS	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	STAGE	TOTAL
Balance at December 31, 2003	2,416,691	24	94,846	1	--	--	--	--	94,846	$95	$75	$(10,126)	(9,931)
Series A Convertible Preferred Units cancelled	(1,545,000)	(15)	--	--	--	--	--	--	--	--	15	--	--
Series A Convertible Preferred Units issued	35,000	--	--	--	--	--	--	--	--	--	--	--	--
Series A Convertible Preferred Units issued	21,010	--	--	--	--	--	--	--	--	--	--	--	--
Conversion of 37,845 warrants into common stock at $2 per share	(37,845)	--	--	--	37,845	--	--	--	113,535	114	226,956	--	227,070
Issuance of Common stock in exchange
for all issued and outstanding shares of
B-21 Holdings & Subsidiaries	--	--	--	--	--	--	--	--	6,251,322	6,251	(5,651)	--	600
Issurance of Common stock to creditors as compensation for an additional
12 month holding period	--	--	--	--	--	--	--	--;	47,423	47	--	--	47
Issuance of Common stock to the Shepherd Group as Compensation for financial support and additional
12 month holding period	--	--	--	--	--	--	--	--	370,491	371	--	--	371
Net Loss for the period	--	--	--	--	--	--	--	--	--	--	--	(128,117)	(128,117)

Balance at September 30, 2004	889,856	$9	94,846	$1	37,845	--	--	--	6,877,617	$6,878	$221,395	$(138,243)	$90,040

The accompanying notes and the review report of the
independent registered public accounting firm are an integral part of these financial statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	For the nine months ended September 30, 2004	Cumulative from December 26, 2002 (inception) to September 30, 2004
OPERATING ACTIVITIES:
Net Loss	$(128,117)	$(138,243)
Adjustments to reconcile net loss
to net cash used in operating activities:
Issuance of stock	1,018	1,113
Decrease in accounts payable	1,290	1,290
Increase in accrued interest payable	2,850	3,000

NET CASH USED IN OPERATING ACTIVITIES	(122,959)	(132,840)

INVESTING ACTIVITIES:
Intangible asset - Temporary Airline Operations Certificate	(95,000)	(95,000)

NET CASH PROVIDED BY INVESTING ACTIVITIES	(95,000)	(95,000)

FINANCING ACTIVITIES:
Proceeds from debenture note	25,000	35,000
Issuance of stock for exercised warrants	227,070	227,070
Shareholder contribution	--	100

NET CASH PROVIDED BY FINANCING ACTIVITIES	252,070	262,170

NET INCREASE IN CASH	$34,111	$34,330
Cash: Beginning of period	219	--
Cash: End of period	$34,330	$34,330

Supplemental Disclosure:
Non cash financing activities:
Issuance of stripped common stock to creditors	$1,018	$1,113

Issuance of 1,022,547 units to creditors and former
shareholders of Interaxx	$(15)	$10

The accompanying notes and the review report of the
independent registered public accounting firm are an integral part of these financial statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Jefferson Capital Interests, Inc. (the “Company”) was incorporated on December 26, 2002 as a Maryland corporation. The Company is one of four stand alone entities resulting from a second joint plan of reorganization filed under Chapter 11 by Interaxx Technologies, Inc. (bankruptcy case #99-32829-BKC-PGH) and Interaxx Network, Inc. (bankruptcy case #99-31551-BKC-PGH). The Company was one of four entities formed for the purpose of making a diversified distribution of securities to the existing shareholders and creditors of the reorganized companies. Under such plan, the Company distributed reorganization securities pursuant to an exemption under Section 1145 of the Bankruptcy Code (1145 units) (see Note 3). Jefferson Capital Interests, Inc., is not a successor to Interaxx nor will it continue any part of the Interaxx’s business. The Company was organized to pursue opportunities in the financial services, real estate, and securities markets.

During May 2004, the Company issued 6,251,322 shares of common stock to effect the acquisition of Bridge-21 Holdings, Inc. and subsidiaries (“B21“a Florida Corporation) which was formed with the explicit intent of providing financial services, as well, as real estate services. B-21 subsidiaries included: Bridge-21 Partners, LLC, Bridge-21 Development, LLC, Bridge-21 Management, LLC, all formed September 11, 2003, Global Real Estate Advisory Services, LLC, formed August 19, 2003, Consolidated Financial Group Services, Inc. (CFG), formed November 19, 2003. CFG subsidiaries include: CFG Investments, S. A., formed February 11, 2004, CFG Trust Company, Inc., formed March 1, 2004, CFG Business Capital, LLC, CFG Technology Finance, LLC, CFG Credit Funding, LLC, CFG Commercial Real Estate Finance, LLC, and CFG Equipment Financial Services, LLC, formed June 16, 2004. The Board of Directors of both companies approved such acquisition on December 1, 2003.

Neither, the Company or B21 have any holdings in real estate or any financing portfolio. B21 has been in negotiations for several months with various corporations to form corporate alliances that would provide funding for its financing activities as well as facilities for credit enhancements so that the company can secure favorable lines of credits for investment purposes.

Unaudited interim financial statements

The accompanying consolidated financial statements of the Company have been prepared in accordance with the instructions to Form 10-QSB and, therefore, omit or condense certain footnotes and other information normally included in financial statements prepared in accordance with generally accepted accounting principles. It is suggested that these consolidated condensed financial statements should be read in conjunction with the Company’s financial statements and notes thereto included in the Company’s audited financial statements for the fiscal year ended December 31, 2003.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In the opinion of management, the unaudited consolidated financial statements include all necessary adjustments (consisting of normal, recurring accruals) for a fair presentation of the financial position, results of operations and cash flow for the interim period presented. Preparing consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates. The results of operations for the nine months ended September 30, 2004 are not necessarily indicative of operating results to be expected for a full year.

Principles of Consolidation

The consolidated financial statements of the Company include those accounts of Jefferson Capital Interests, Inc. and its wholly owned subsidiary Bridge-21 Holdings, Inc. and subsidiaries (a Florida Corporation). All Significant Inter-company transactions and balances have been eliminated in the consolidation.

Cash and Cash Equivalents

For the purposes of reporting cash flows, the company considers, cash on hand, cash on deposit, money market funds (if any) and certificates of deposit with original maturities of less than three months (if any) to be cash equivalents.

Loss per share

The Company follows the guidelines of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128) in calculating its loss per share. Basic loss per share (“LPS”) is computed using the weighted average number of common shares outstanding during the period. Diluted LPS is computed using the weighted average number of common and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of common stock that is issuable upon the exercise of warrants. No adjustments to earnings were made for purposes of per share calculations. The Company has a reported loss. As a result any common stock issuable upon the exercise of warrants have been excluded from the calculation of LPS because its inclusion would be anti-dilutive.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affects certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Intangible Assets

Under Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets”, goodwill and other intangible assets deemed to have indefinite lives are no longer amortized, but are subject to annual impairment tests. As discussed in Note 7 at September 30th, 2004, the Company's Temperary Airline Operation Certificate was not impaired.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

The Company follows Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NOTE 2 – DEBENTURE NOTES PAYABLE

As of September 30, 2004, the Company has two promissory notes payable in the sum of $35,000. The notes accrue interest at 12% per annum which is payable quarterly. The holder of the $10,000 note has the option to exchange the unpaid principal sum and all accrued interest for common shares of the Company at a rate not greater than $1.00 per share or at a percentage equal to one third of the trading value of the common shares should the common shares be trading at less than $3.00 per share at time of conversion.

The holder of the $25,000 note has the option to exchange the unpaid principal sum and all accrued interest for 56,000 options of the Company’s common stock (with attached warrants A, B and C, which are subject to the same restrictions under the Section 1145 Bankruptcy court order). The debentures will become convertible on November 14, 2004 and February 8, 2005, respectively. In accordance with EITF 98-5, no beneficial conversion feature exists with respect to these debentures since the stock was not trading as of November 14, 2003 and February 8, 2004, respectively, consequently the fair value is zero.

NOTE 3 – STOCKHOLDERS’ EQUITY

On April 23, 2004 the Company issued 113,535 shares of its common stock at $2.00 per share pursuant to the exercise of 37,845 Warrants A and 37,845 Warrants B, thereby freeing the embedded 37,845 common stock share component of the Series A Convertible Preferred Unit as per the terms of such Series A Convertible Preferred Unit. Nine individual unit holders exercised the option of converting Warrant A and B in order to free the embedded common stock share component.

In May 2004 the company issued 6,251,322 shares of common stock in exchange for the outstanding stock of Bridge-21 Holdings, Inc. and its subsidiaries. Bridge-21 was formed for the primary purpose of providing financial services and making real estate acquisitions for development. B-21 subsidiaries

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2004

NOTE 3 – STOCKHOLDERS’ EQUITY (continued)

included: Bridge-21 Partners, LLC, Bridge-21 Development, LLC, Bridge-21 Management, LLC, all formed September 11, 2003, Global Real Estate Advisory Services, LLC, formed August 19, 2003, Consolidated Financial Group Services, Inc. (CFG), formed November 19, 2003. CFG subsidiaries include: CFG Investments, S. A., formed February 11, 2004, CFG Trust Company, Inc., formed March 1, 2004, CFG Business Capital, LLC, CFG Technology Finance, LLC, CFG Credit Funding, LLC, CFG Commercial Real Estate Finance, LLC, and CFG Equipment Financial Services, LLC, formed June 16, 2004. This acquisition was approved by the Board of Directors on December 1, 2003 pending the exchange of the shares. This transaction has been recorded as a reverse merger.

Pursuant to Board of Directors’ resolution dated December 15, 2003, the board authorized the issuance of 3 for 2 shares of common stock (resulting in 47,423 additional shares) to the holders of the 94,846 shares awarded to the creditors in exchange for adding a twelve month period restriction to the shares. The shares were issued May 7, 2004. Under the same resolution the board authorized the issuance of 246,994 Series A Convertible Preferred Units to a group of shareholders known as the Shepherd Group, as award for their financial support during the bankruptcy proceedings of Interaxx Technologies, from where Jefferson Capital Interests, Inc., emerged as a stand alone company.

In addition the board authorized the issuance of 3 for 2 of the shares of common stock component of the Series A Convertible Preferred Units (resulting in 123,497 additional shares), in exchange for adding an additional twelve month period restriction to the shares of common stock. The shares were issued May 7, 2004, the certificates for 35,000 “stripped” Series A Convertible Preferred Units containing only Warrant C, were issued in September 2004, because holders had exercised Warrants A and B; the certificates for 211,994 “stripped” Series A Convertible Preferred Units containing only Warrants A, B and C, were issued in October 2004.

As of June 30, 2004, the company completed the review, recall, canceling and reissuance of the correct number of shares and warrant units as agreed under the terms of the Reorganization Agreement with Bridge-21 Holdings, Inc. The review revealed that the resulting number of common shares and Series A Convertible Preferred Units actually outstanding was 6,877,617, and 987,547 respectively.

NOTE 4 – WARRANTS

Jefferson Capital Interests, Inc. is a Maryland company which is one of four stand-alone companies resulting from a joint plan of reorganization filed under Chapter 11 by Interaxx Technologies, Inc. and Interaxx Television Network, Inc. The Series A Convertible Preferred Units, which consists of four embedded securities: one (1) share of common stock, and three (3) common stock Warrants, were

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2004

NOTE 4 – WARRANTS ( continued)

approved in bankruptcy as a means for former shareholders and creditors to maintain an interest in the post-petition companies by receiving one Unit for each share held in Interaxx Technologies, Inc., the distribution was based on a percentage basis for all four companies, 50% to Stassi Interaxx, Inc. (successor company to Interaxx Technologies, Inc.), 25% to Interaxx Properties, Inc., 12.5% to Interaxx Digital Tools, and 12.5% to Jefferson Capital Interests, Inc.

In the case of creditors, the distribution was one Unit for each $2.00 in debt based on the same percentages allocation: 50%, 25%, 12.5%, and 12.5%. The resulting distribution of Series A Preferred Units of Jefferson Capital Interests, Inc. was 2,511,537. As of December 31, 2003 there were 2,511,537 Series A Convertible Preferred Units outstanding.

On March 19, 2004, the company cancelled a total of 155,000 Series A Convertible Preferred Units that had been issued to creditors that were disallowed as part of the final distribution to bankruptcy creditors.

On March 19, 2004, the company also cancelled a total of 1,390,000 Series A Convertible Preferred Units, 1,000,000 that had been allocated to raise additional capital, and 390,000 set aside for an employee benefit plan not ratified by the current Board of Directors.

On March 23, 2004, the company issued a total of 21,010 Series A Convertible Preferred Units, after an audit of the original shareholders returning their stock certificates of Interaxx Technologies to the bankruptcy attorney revealed that this group of shareholders had not received their proper distribution.

Pursuant to Board of Directors resolution dated January 28, 2004, the Board of Directors approved a plan, effective March 11, 2004, to modify the exercise price of all Warrants (Warrants A, B, & C) for a limited 30 day period of time, in order to enable the shareholders to convert the warrants to free trading shares of stock at an average price which the Board believe will be below the initial offering of the SB-2 filing. For those shareholders who exercise warrants within the 30 day period, the prices will be discounted by $1.50 per Warrant. Thus, the A Warrant may be exercised for $2.00, the B Warrant may be exercised for $4.00 and the C Warrant may be exercised for $6.00.

After the closing of the special period to exercise warrants at a discounted price, on April 10, 2004, Series A Convertible Preferred Unit holders exercised a total of 37,845 Warrants A and 37,845 Warrants B, thereby freeing the embedded 37,845 common stock share component of the Series A Convertible Preferred Unit as per the terms of such Series A Convertible Preferred Unit. Nine individual unit holders exercised the option of converting Warrant A and B in order to free the

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2004

NOTE 4 – WARRANTS ( continued)

embedded common stock share component. These shares were distributed as of April 23, 2004.

Of the 1,022,547 Series A Convertible Preferred Units outstanding at September 30, 2004, there were 889,856 units containing all 4 embedded securities, (1) share of common stock, Warrant A, Warrant B, and Warrant C, that when exercised would result in the issuance of 3,559,424 shares of common stock, 94,846 units containing the 3 warrants A, B, and C, that when exercised would result in the issuance of 284,538 shares of common stock, and 37,845 units containing 1 warrant C, that would result in 37,845 shares. In addition when the Series A Convertible Preferred Units are issued to the Shepherd Group there will be 211,994 units containing Warrants A, B, and C that when exercised would result in the issuance of 635,982 shares of common stock. The grand total of shares to be issued if all warrants contained in the units are exercised is 4,517,789.

NOTE 5 — DEVELOPMENT STAGE COMPANY

Operations prior to September 30, 2004 were devoted primarily to reorganization, sourcing of capital, and corporate alliances, as well as other administrative functions. Under Financial Accounting Standard Number 7, the Company is considered a development stage enterprise.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2004

NOTE 6 - INCOME TAXES

The difference between the tax benefit rate and the statutory rates is as follows:

	For the Nine month period ended Sept 30, 2004	Cumulative from December 26, 2002 (inception) to September 30, 2004
Statutory tax benefit rate	35%	35%
Inability to utilize operating loss carry forward	(35%)	(35%)

Effective tax benefit rate	--	--

The deferred tax benefit is comprised of the following:

	For the Nine month period ended Sept 30, 2004	Cumulative from December 26, 2002 (inception) to September 30, 2004
Deferred tax benefit:
Income taxes deferred	$45,000	$48,000
Less valuation allowance	(45,000)	(48,000)

	--	--

At September 30, 2004 the Company has approximately $138,000 of operating loss carry forwards expiring in 2018.

NOTE 7 – TEMPORARY AIRLINE OPERATIONS CERTIFICATE

On August 30, 2004, pursuant to a Board of Directors resolution dated August 8, 2004, the Company entered into a contract to acquire 100% of the outstanding stock of Panama International Air, S. A., (PIA) a Panama company that has as its asset a Temporary Operation Certificate to operate as a scheduled passenger, cargo and mail airline. The Company completed the transaction through its wholly owned Panama subsidiary CFG Investments, S. A.

PIA was incorporated in Panama, Republic of Panama, on January 13, 1998. PIA has never commenced operations as a scheduled airline. The process of updating operating manuals, maintenance manuals, hiring management personnel, operating personnel including pilots and crew, along with the identification of aircraft to be used is part of the ongoing certification process to obtain an Airline Operations Certificate.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2004

NOTE 7 – TEMPORARY AIRLINE OPERATIONS CERTIFICATE (continued)

The Company conducted impairment tests in accordance with SFAS No. 142 for the interim period ended September 30th 2004. The Company compared the discounted net present value of the revenue stream created by the segment using the license with the currant book value of the intangible. The test did not reveal an impairment of the license.

NOTE 8 – SUBSEQUENT EVENT

The certificates for the Series A Convertible Preferred Units, awarded to the Shepherd Group pursuant to Board of Directors resolution dated December 15, 2003, for a total of 246,994 Series A Convertible Preferred Units, were issued as follows: 35,000 “stripped” Series A Convertible Preferred Units containing only the Warrant C, issued in September 2004, because the holders had decided to exercise Warrants A and B under the above referred exercise plan; and 211,994 “stripped” Series A Convertible Preferred Units containing only Warrants A, B, and C, issued in October 2004.

On November 15, 2004, the holder of the $10,000 promissory note dated November 14, 2003, exercised his option to convert principal and interest for a total amount of $11,200, into 11,200 shares of common stock at the rate of $1.00 per share of common stock. The certificates were issued December 8, 2004.

Part II — Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

        Our Bylaws provide that the Company will indemnify its directors, officers, and employees, to the fullest extent permitted under the Corporation Law of Maryland. In addition, the Company has entered or will enter into indemnification agreements with its directors, and officers that provide for indemnification in addition to the indemnification provided in the Bylaws. The indemnification agreements contain provisions that may require the Company, among other things, to indemnify its directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of the Company or other entities to which they provide service at the request of the Company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers. The Company intends to obtain an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay.

Item 25. Other Expenses of Issuance and Distribution

        It is estimated that the expenses incurred in connection with distribution of the shares of common stock being offered will be as follows:

Item	Expenses to be paid by Jefferson Capital
Accounting	$ 10,000	.00*
Legal	30,000	.00*
Printing Expense - Prospectus	7,500	.00*
Standard & Poor's	5,000	.00*
Transfer Agent	2,500	.00*

Total offering expense	$ 55,000	.00*

*   These figures represent estimations by management.

Item 26. Recent Sales of Unregistered Securities

        The following sets forth information concerning unregistered distribution of equity and/or debt of the Company.

        The Shepherd Group was initially allocated 164,662 shares of Section 1145 common stock, however, was subsequently issued 246,994 shares pursuant to Section 4(2) of the Securities Act of 1933, as amended. The shares issued are restricted shares and may only be resold upon registration or compliance with the resale requirements of Rule 144.

        As of the date of the prospectus, the Company has issued an aggregate of $35,000 of Promissory Notes. The $10,000 note sold on November 14, 2003 to Arthur Sagoskin pays interest at 12% annually and the lender has the option to exchange, at any time during the term of the note, the unpaid principal sum and all accrued interest for common shares of the Company's stock at a rate not greater than $1.00 per share or at a percentage equal to one-third of the trading value of the common shares should the shares be trading at less than $3.00 per share at the time of conversion. The $25,000 Note sold on February 8, 2004 to Ronald Krochak pays interest at 12% annually and the lender has the option to exchange the unpaid principal sum and all accrued interest for 56,000 options paid in full to acquire shares of the Company's common stock and the associated A, B and C warrants. Both note holders are accredited and, based on only two note holders, the Company has relied on an exemption under Section 4(2) of the Securities Act of 1933, as amended, as the sale of a security not involving a public offering.

         The Company also raised $227,070.04 from a total of nine shareholders with the exercise of 37,845 warrants which were issued as part of the Series A Convertible Preferred Units. The Warrants were exercised at a discount for a 30-day period from receipt of a letter to the respective Unitholder. The A, B and C Warrants were exercisable at $2.00, $4.00 and $6.00 respectively. A total of 37,845 Units were exercised with the exception of the C Warrants resulting in a total issuance of 113,535 shares of common stock. The Company is relying on an exemption provided for under Section 1145 of the Bankruptcy Code since the Series A Convertible Preferred Units were issued under the approved plan of reorganization.

        There have been no sales of shares during the past three years by any of our subsidiaries, predecessors, or acquired companies with the exception of shares of stock (100%) of Panama International Air, S.A., acquired by our subsidiary CFG Investments, S.A. for a purchase price of $95,000.

Undertakings

        This offering is being conducted on a continuous basis pursuant to Rule 415 of the Securities Act of 1933. The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

1.1.	To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933.

1.2.	To reflect in the Prospectus any facts or events arising after the date of the Prospectus (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information, set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

1.3.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

Item 27. Exhibits

Exhibit #

2	Reorganization Agreement between Jefferson Capital Interests and Bridge-21 Holdings, Inc., dated November 30, 2003 (1)

3.i	Articles of Incorporation and Amendments (1)

3.ii	By-Laws (1)

5	Opinion re: Legality

10	Material contracts:

10.1 Form of Option Agreement (1)

10.2 Executive Compensation Agreement(1)

10.3 Corporate Promissory Note, dated November 14, 2003(1)

10.4 Corporate Promissory Note, dated February 8, 2004 (1)

10.5 Agreement of Buy and Sale of Company Stock, dated August 30,2004 (2)

16	Letter on change in Certifying Accountant, dated July 29, 2004 (2)

16.1	Updated letter from Chinye & Company

21	Subsidiaries of the Registrant

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Berkovits Lago & Co., LLP

99	U.S. Bankruptcy Court, Southern District of Florida, Order Granting Motion to Approve Share Matrices, dated March 24, 2004 (1)

99.2	Subscription Agreement (2)

99.3	U.S. Bankruptcy Court, Southern District of Florida, Second Joint Plan of Reorganization dated September 5, 2001

99.4	U.S. Bankruptcy Court, Southern District of Florida, Second Joint Disclosure Statement for the Second Joint Plan Of Reorganization, dated September 5, 2001

99.5	U.S. Bankruptcy Court, Southern District of Florida, Summary Revision of Second Joint Plan of Reorganization

1.    Incorporated by reference to our Registration Statement on Form SB-2 filed May 25, 2004, file number 333-115846

2.	Incorporated by reference to our Registration Statement on Form SB-2, filed October 13, 2004, file number 333-115846

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Naples, Florida on 21st day of December 2004.

JEFFERSON CAPITAL INTERESTS, INC. /s/ Augustus A. Cervera Augustus A. Cervera, Chief Executive Officer (Principal Executive Officer)

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: December 21, 2004 Date: December 21, 2004 Date: December 21, 2004 Date: December 21, 2004 Date: December 21, 2004 Date: December 21, 2004 Date: December 21, 2004 Date: December 21, 2004	/s/ Jay Shapiro
Jay Shapiro, Treasurer, Director
(Principal Financial Officer and
Principal Accounting Officer)

/s/ Michael Shiffman
Michael Shiffman, Chairman of the Board

/s/ Samuel L. Pappas
Samuel L. Pappas, Vice President, Secretary,
Director

/s/ Daniel Martinez
Daniel Martinez, Executive VP, Director

/s/ Mark A. Wood
Mark A. Wood, Vice President, Director

/s/ Leonard Davies
Leonard Davies, Director

/s/ David Lichtenstein
David Liechtenstein, Director

/s/ Lane S. Yago
Lane S.Yago, Director